UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)
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WASTE CONNECTIONS, INC.

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Folsom, California
April 5, 2011

Dear Stockholders:

You are cordially invited to attend the Waste Connections, Inc. Annual Meeting of Stockholders on Friday, May 20, 2011, at 10:00 a.m. (California time). The meeting will be held at Waste Connections’ corporate headquarters, 2295 Iron Point Road, Suite 200, Folsom, California 95630. Directions to Waste Connections’ corporate headquarters appear on the back cover of this notice of annual meeting and proxy statement.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need electronically, which is more environmentally friendly and reduces our costs to print and distribute these materials. On or about April 7, 2011, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our 2011 Annual Meeting of stockholders and Annual Report to Stockholders for the fiscal year 2010. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. We will not mail the Notice to stockholders who have previously elected to receive a paper copy of the proxy materials. On or about April 7, 2011, we also first mailed this proxy statement and the enclosed proxy card to certain stockholders.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement. At the meeting, we will also report on Waste Connections’ operations. As always, we are looking forward to meeting our stockholders in person, and responding to any questions you may have about the company.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. You may do so by returning your proxy card by mail or, pursuant to instructions you receive from your bank or broker, by using the Internet or your telephone. If you attend the meeting, you will have the right to revoke any proxy you previously submitted and vote your shares in person.

Very truly yours,

Ronald J. Mittelstaedt
Chairman and Chief Executive Officer

Waste Connections, Inc.

2295 Iron Point Road, Suite 200
Folsom, California 95630

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Waste Connections, Inc. will be held on Friday, May 20, 2011, at 10:00 a.m. (California time). The meeting will be held at Waste Connections’ corporate headquarters, 2295 Iron Point Road, Suite 200, Folsom, California 95630, for the following purposes:

1.	To elect Robert H. Davis to serve as a Class I director for a term of three years and until his successor has been duly elected and qualified;

2.	To approve the proposal to amend our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 150,000,000 to 250,000,000 shares;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

4.	To approve on a non-binding, advisory basis the compensation of our named executive officers as disclosed in this proxy statement (“say on pay”);

5.	To approve on a non-binding, advisory basis holding future say on pay votes every one, two or three years; and

6.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Only stockholders of record of Waste Connections common stock at the close of business on March 22, 2011, are entitled to receive notice of and to vote at the Annual Meeting of Stockholders or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 20, 2011

Our 2011 Proxy Materials and Annual Report to Stockholders for the fiscal year 2010 are available at http://phx.corporate-ir.net/phoenix.zhtml?c=118605&p=irol-proxy.

Stockholders of record may vote their proxies by signing, dating and returning the enclosed proxy card. If your shares are held in the name of a bank or broker, you may be able to vote on the Internet or by telephone. Please follow the instructions on the form you receive. The method by which you decide to vote will not limit your right to vote at the Annual Meeting of Stockholders. If you later decide to attend the Annual Meeting of Stockholders, you may revoke your previously submitted proxy and vote your shares in person.

By Order of the Board of Directors,

Patrick J. Shea
Secretary

April 5, 2011

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy as promptly as possible in order to ensure your representation at the annual meeting.

PROXY STATEMENT

Waste Connections, Inc.

2295 Iron Point Road, Suite 200
Folsom, California 95630

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

About this Proxy Statement

We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders of Waste Connections, Inc., or the company. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

We will bear the costs of soliciting proxies from our stockholders. In addition to soliciting proxies by mail, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone or in person.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need electronically, which is more environmentally friendly and reduces our costs to print and distribute these materials. On or about April 7, 2011, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our 2011 Annual Meeting of stockholders and Annual Report to Stockholders for the fiscal year 2010. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. We will not mail the Notice to stockholders who have previously elected to receive a paper copy of the proxy materials. On or about April 7, 2011, we also first mailed this proxy statement and the enclosed proxy card to certain stockholders.

Who May Vote

Every holder of Waste Connections common stock, as recorded in our stock register at the close of business on March 22, 2011, may vote at the annual meeting. As of March 22, 2011, 113,575,111 shares of our common stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share of our common stock held by the stockholder. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of November 12, 2010.

Voting and Revocation

You may receive more than one proxy card and/or Notice depending on how you hold your shares. You should complete and return each proxy card or other voting instruction request provided to you.

Registered Holders

If you are a registered holder of our common stock as of the record date, you will be able to vote your proxy by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. You may also attend the annual meeting and vote in person.

Even if you vote your proxy by mailing the enclosed proxy card, you may revoke your proxy and cast a new vote at the annual meeting, if we are able to verify that you are a registered holder of our common stock, by filing a notice revoking the prior proxy and then voting in person. You may also change your vote before the annual meeting by properly submitting another proxy bearing a later date or by delivering a letter revoking the proxy to our Corporate Secretary at: Waste Connections, Inc., 2295 Iron Point Road, Suite 200, Folsom, California 95630. The proxy with the latest date properly submitted by you before voting is closed at the annual meeting will be counted.

Shares Held in Street Name

If you have selected a broker, bank or other intermediary to hold your shares rather than having them directly registered in your name with our transfer agent, Wells Fargo Bank, N.A., you will receive instructions from your broker, bank or other intermediary on the procedure to follow to vote your shares. Your broker, bank or other intermediary also may permit you to vote your proxy by telephone or the Internet. Please be aware that beneficial owners of shares held by brokers, banks or other intermediaries may not vote their shares in person at the annual meeting unless they first obtain a written authorization to do so from their broker, bank or other intermediary and can only change or revoke previously issued voting instructions pursuant to instructions provided by their broker, bank or other intermediary. We urge you to vote by following the instructions of your broker, bank or other intermediary.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct.

If you sign your proxy card but do not give voting instructions, we will vote your shares as follows:

•	in favor of our director candidate;

•	in favor of the proposal to amend our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 150,000,000 to 250,000,000 shares;

•	in favor of the ratification of the appointment of the independent registered public accounting firm;

•	in favor of the non-binding, advisory approval of the compensation of our named executive officers as disclosed in this proxy statement (also known as say on pay); and

•	in favor of the non-binding, advisory approval of holding future say on pay votes every three years (also known as say when on pay).

For any other matters that may properly come before the meeting, your shares will be voted at the discretion of the proxy holders. You may vote for or against our director candidate, or you may abstain from voting. With regard to the proposal to approve, on a non-binding advisory basis, the frequency of the say on pay advisory vote every one, two or three years, you may vote for one year, two years, three years or you may abstain from voting. You may also vote for or against the other proposals, or you may abstain from voting.

Quorum

In order to carry on the business of the annual meeting, we must have a quorum. This means that at least a majority of the outstanding shares entitled to vote as of the close of business on the record date must be present at the meeting, either by proxy or in person.

Abstentions and broker non-votes are counted as present and entitled to vote at the meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker signs and returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Majority Voting

The affirmative vote of a majority of the votes cast by holders of the shares present, either in person or by proxy, and entitled to vote is required for the election of the director nominee.

The affirmative vote of at least a majority of the outstanding shares of common stock is required to approve the amendment of our Amended and Restated Certificate of Incorporation.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

The affirmative vote of at least a majority of the outstanding shares of common stock is required to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

The affirmative vote of at least a majority of the outstanding shares of common stock is required to approve, on a non-binding, advisory basis, the frequency of the say on pay advisory vote every one, two or three years. If none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the greatest number of votes by stockholders to be the frequency that has been selected by stockholders.

Abstentions have the same effect as a vote against a matter because they are considered present and entitled to vote, but are not voted. Broker non-votes, if any, will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the vote other than the proposal to approve the amendment to our Amended and Restated Certificate of Incorporation which requires the affirmative vote of the majority of the outstanding shares of our Common Stock.

Attending in Person

Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, you should bring your bank or broker statement showing your beneficial ownership of our stock in order to be admitted to the meeting.

Counting the Vote

We will use an automated system administered by our transfer agent to tabulate the votes at the annual meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of common stock if the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, and in our periodic reports on Form 10-Q and Form 8-K filed with the SEC.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is currently composed of five directors and is divided into three classes. One class is elected each year for a three-year term. Our Board of Directors has nominated Robert H. Davis for reelection to the Board of Directors to serve as a Class I Director until the Annual Meeting of Stockholders to be held in 2014 and until his successor has been duly elected and qualified. Proxies will be voted, unless otherwise indicated, for the reelection of Mr. Davis to the Board of Directors. Proxies will be voted in a discretionary manner if Mr. Davis is unable to serve. Mr. Davis is currently a director of Waste Connections.

Certain information about Mr. Davis and the directors serving in Class II and Class III, whose terms expire in future years, is set forth below.

			Director
Name, Background and Qualifications		Age	Since

Nominee for Class I Director for Term Expiring in 2014

Robert H. Davis has been the Managing Partner/President of Rubber Recovery Inc.,
a private, California-based scrap tire processing and recycling company, since July 2006. Mr. Davis is a member of the board of effENERGY LLC, an alternative energy company, and he is the conceptual founder and a member of the external advisory board of the Global Waste Research Institute at California Polytechnic State University. He served as President of Waste Systems International, Inc., a turnkey solid waste management systems provider of environmentally acceptable solutions to developing countries outside the U.S., from November 2007 to 2009. Prior to acquiring his ownership interest in Rubber Recovery Inc., Mr. Davis was President, Chief Executive Officer and a Director of GreenMan Technologies, Inc., a publicly traded tire shredding and recycling company, from 1997 to 2006. Prior to joining GreenMan, Mr. Davis served as Vice President of Recycling for Browning-Ferris Industries, Inc., from 1990 to 1997. A 35-year veteran of the solid waste and recycling industry, Mr. Davis has also held executive positions with Fibres International, Garden State Paper Company and SCS Engineers, Inc. Mr. Davis holds a B.S. degree in Mathematics from California Polytechnic State University, has done graduate work at George Washington University in Solid Waste Management, and has engaged in continuing education at Stanford University Law School in Corporate Governance. In 2009, Mr. Davis was honored as Alumni of the Year for the College of Science/Mathematics at California Polytechnic State University.	. . . .	68	2001

We believe that Mr. Davis’ qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his substantial experience in the solid waste and recycling industries, his considerable involvement in sustainability initiatives, his general experience with environmental matters, his government relations experience, and his prior experience as a director of another publicly traded company.

			Director
Name, Background and Qualifications		Age	Since

Class II Directors Continuing in Office — Terms Expiring in 2012

Michael W. Harlan has been President and Chief Executive Officer of U.S. Concrete,
Inc., a publicly traded producer of ready-mixed concrete, precast concrete products, aggregates and concrete-related products to all segments of the construction industry, since May 2007. Mr. Harlan has also served as a Director of U.S. Concrete, Inc., since June 2006. Mr. Harlan served as U.S. Concrete’s Executive Vice President and Chief Operating Officer from April 2003 to May 2007 and as Chief Financial Officer from May 1999 to November 2004. On April 29, 2010, U.S. Concrete filed a plan of reorganization under Chapter 11 of the federal bankruptcy code. From November 1997 to January 30, 1998, Mr. Harlan served as a consultant to Waste Connections on various financial matters. From March 1997 to August 1998, Mr. Harlan was Vice President and Chief Financial Officer of Apple Orthodontix, Inc., a publicly traded company that provides practice management services to orthodontic practices in the U.S. and Canada. From April 1991 to December 1996, Mr. Harlan held various positions in the finance and acquisition departments of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.), including serving as Treasurer and Assistant Secretary, beginning in September 1993. From May 1982 to April 1991, Mr. Harlan held various positions in the tax and corporate financial consulting services division of Arthur Anderson LLP, where he was a Manager since July 1986. Mr. Harlan is on the Board of Directors of the National Ready Mixed Concrete Association, where he serves on the Executive Committee. He also is a member of the Board of Trustees of the RMC Research & Education Foundation, where he serves as Chairman of the Program Committee and a member of the Advisory Council. Mr. Harlan also is a member of the Concrete Industry Management National Steering Committee and the University of Houston Honors College Advisory Board. Mr. Harlan is a Certified Public Accountant and holds a B.A. degree from the University of Mississippi.	. . . .	50	1998

We believe that Mr. Harlan’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his substantial experience in the solid waste industry, his significant experience in accounting and financial matters, including his extensive experience as a certified public accountant, his substantial experience with growth-oriented companies, and his experience as a director of another publicly traded company.

William J. Razzouk has been Chief Executive Officer of Newgistics, Inc., a provider of
intelligent order delivery and returns management solutions for direct retailers and technology companies, since March 2005. Mr. Razzouk has also served as a Director of Newgistics, Inc. since March 2005. Mr. Razzouk also serves on the Board of Directors of Re-Trans, Inc., a privately held transportation management company. From August 2000 to December 2002, he was a Managing Director of Paradigm Capital Partners, LLC, a venture capital firm in Memphis, Tennessee focused on meeting the capital and advisory needs of emerging growth companies. From September 1998 to August 2000, he was Chairman of PlanetRx.com, an e-commerce company focused on healthcare and sales of prescription and over-the-counter medicines, health and beauty products and medical supplies. He was also Chief Executive Officer of PlanetRx.com from September 1998 until April 2000. From April 1998 until September 1998, Mr. Razzouk owned a management consulting business and an investment company that focused on identifying strategic acquisitions. From September 1997 until April 1998, he was the President, Chief Operating Officer and a Director of Storage USA, Inc., a then publicly traded (now private) real estate investment trust that owned and operated more than 350 mini storage warehouses. He served as the President and Chief Operating Officer of America Online from February 1996 to June 1996. From 1983 to 1996, Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice President, Worldwide Customer Operations, with full worldwide P&L responsibility. Mr. Razzouk previously held management positions at ROLM Corporation, Philips Electronics and Xerox Corporation. He previously was a Director of Fritz Companies, Inc., Sanifill, Inc., Cordis Corp., Storage USA, PlanetRx.com, America Online and La Quinta Motor Inns. Mr. Razzouk holds a Bachelor of Journalism degree from the University of Georgia.	. . . .	63	1998

We believe that Mr. Razzouk’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his significant experience in corporate financial matters, his experience in the solid waste industry, his substantial experience with growth-oriented companies, and his prior experience as a director of other publicly traded companies.

			Director
Name, Background and Qualifications		Age	Since

Class III Directors Continuing in Office — Terms Expiring in 2013

Edward E. “Ned” Guillet has been an independent human resources consultant since
January 2007. From October 1, 2005 until December 31, 2006, he was Senior Vice President, Human Resources for the Gillette Global Business Unit of The Procter & Gamble Company, a position he held subsequent to the merger of Gillette with Procter & Gamble. From July 1, 2001 until September 30, 2005, Mr. Guillet was Senior Vice President, Human Resources and an executive officer of The Gillette Company, a global consumer products company. He joined Gillette in 1974 and held a broad range of leadership positions in its human resources department. Mr. Guillet has been a Director of CCL Industries Inc., a manufacturer of specialty packaging and labeling solutions for the consumer products and healthcare industries, since 2008, where he also serves as a member of the Board of Directors’ Human Resources Committee. Mr. Guillet is a former member of Boston University’s Human Resources Policy Institute. He holds a B.A. degree in English Literature and Secondary Education from Boston College.	. . . .	59	2007

We believe that Mr. Guillet’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his substantial experience with human resources and personnel development matters, the positions he has held with other publicly traded companies, and his experience as a director of another publicly traded company.

Ronald J. Mittelstaedt has been Chief Executive Officer and a Director of Waste Connections since the company was formed in September 1997, and was elected Chairman in January 1998. Mr. Mittelstaedt was also President of the company from Waste Connections’ formation through August 2004. Mr. Mittelstaedt has more than 22 years of experience in the solid waste industry. He holds a B.A. degree in Business Economics with a finance emphasis from the University of California at Santa Barbara.	. . . .	47	1997

We believe that Mr. Mittelstaedt’s qualifications to serve on our Board of Directors include his more than 22 years of experience in the solid waste industry, including as our founder, our Chief Executive Officer and a director since the company was formed in 1997 and our Chairman since 1998.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE REELECTION OF MR. DAVIS TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines and Code of Conduct and Ethics

We have adopted Corporate Governance Guidelines to promote the effective functioning of our Board of Directors and its Committees, to promote the interests of stockholders and to ensure a common set of expectations concerning how the Board of Directors, its Committees and management should perform their respective functions. We have also adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees. Copies of our Corporate Governance Guidelines and our Code of Conduct and Ethics are available on our website at www.wasteconnections.com. A copy of either may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 2295 Iron Point Road, Suite 200, Folsom, California 95630.

Board of Directors and Committees

Our Board of Directors held five meetings during 2010, all of which were regularly scheduled, and one of which was held telephonically. The Board of Directors has five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Special Equity Award Committee and the Nominating and Corporate Governance Committee. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served in 2010. Our policy on director attendance at Annual Meetings of Stockholders is that directors are invited but not required to attend. One director, Mr. Mittelstaedt, the Chairman of the Board, attended the Annual Meeting of Stockholders in 2010.

The Executive Committee, whose chairman is Mr. Mittelstaedt and whose other current members are Messrs. Harlan and Razzouk, met six times in 2010. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in managing our business and affairs, other than to authorize matters required by Delaware law to be approved by the stockholders, and other than adopting, amending or repealing any of our Bylaws. Between meetings of the Board of Directors, the Executive Committee approves all acquisitions by us for stock and all acquisitions by us for cash or other consideration of $5.0 million or more.

The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Messrs. Razzouk and Davis, met five times in 2010. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” within the meaning of Section 303A.07 of the New York Stock Exchange Listed Company Manual. The Board of Directors has also determined that Mr. Harlan is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The committee’s duties are discussed below under “Audit Committee Report.”

The Compensation Committee, whose chairman is Mr. Razzouk and whose other current members are Messrs. Harlan and Guillet, met seven times in 2010. This committee is responsible for establishing our executive officer compensation policies and administering such policies. The Compensation Committee studies, recommends and implements the amount, terms and conditions of payment of any and all forms of compensation for our directors and executive officers; approves and administers any guarantee of any obligation of, or other financial assistance to, any officer or other employee; and approves the grant of options, warrants, restricted stock and other forms of equity incentives to officers, directors, employees, agents and consultants. See “Executive Compensation — Compensation Discussion and Analysis” for more information regarding compensation and the Compensation Committee.

The Special Equity Award Committee, which the Board of Directors established on October 25, 2005, is empowered with separate but concurrent authority with the Compensation Committee to make awards to all eligible individuals — typically new hires — under the company’s various equity incentive plans, subject to certain exceptions and limitations set by the Board of Directors. The Special Equity Award Committee may not, for example, grant annual awards to the company’s employees, officers, directors and consultants, which are typically authorized by the Compensation Committee annually in February; the committee may not grant awards to the company’s executive officers or directors; and the committee may not grant more than 10,000 options and warrants or more than 5,000 restricted stock and restricted stock unit awards to an eligible individual in any given calendar year. Mr. Mittelstaedt is the chair and sole member of the Special Equity Award Committee.

The Nominating and Corporate Governance Committee, whose chairman is Mr. Davis and whose other current members are Messrs. Guillet and Razzouk, met two times in 2010. This committee is responsible for recommending director nominees to the Board of Directors and developing and implementing corporate governance principles.

Current copies of the Audit Committee Charter, the Compensation Committee Charter and the Nominating and Corporate Governance Committee Charter, each of which our Board of Directors has adopted, are available on our website at www.wasteconnections.com. A copy of each charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 2295 Iron Point Road, Suite 200, Folsom, California 95630.

The Board’s Role in Oversight of Risk

The Board of Directors has an active role in overseeing management of the company’s risks. The Board regularly reviews information from members of senior management regarding the company’s financial performance, balance sheet, credit profile and liquidity, as well as the risks associated with each. The Board also receives reports from members of senior and regional management on areas of material risk to the company, including market-specific, operational, legal, regulatory and strategic risks. The Compensation Committee of the Board of Directors assesses and monitors risks relating to the company’s executive officer compensation policies and practices. The Audit Committee of the Board of Directors oversees management of financial, financial reporting and internal controls risks. The Nominating and Corporate Governance Committee of the Board of Directors is responsible for overseeing the management of risks associated with the independence of the Board of Directors and potential conflicts of interest.

Director Independence; Lead Independent Director

The Board of Directors has determined that each of Messrs. Harlan, Razzouk, Davis and Guillet is “independent” within the meaning of the standards set forth in our Corporate Governance Guidelines. Messrs. Davis, Harlan and Razzouk together make up the Board’s Audit Committee. Messrs. Guillet, Harlan and Razzouk together make up the Board’s Compensation Committee. Messrs. Davis, Guillet and Razzouk together make up the Board’s Nominating and Corporate Governance Committee.

Mr. Mittelstaedt has held the positions of Chairman of the Board and Chief Executive Officer since January 1998. The directors believe that combining the positions of Chairman of the Board and Chief Executive Officer is appropriate. The Board feels that combining the positions encourages unified leadership for the company and allows management to execute the company’s strategic and business plans in a clear and efficient manner.

To ensure the strength and independence of the Board, the independent, non-management directors meet in an executive session, without management, at each of our five regularly scheduled Board of Directors meetings. Furthermore, the Board has designated the acting Chairman of the Audit Committee, currently Mr. Harlan, as the Board’s lead independent director. In addition to his other duties as a director and member of committees, the lead independent director:

•	presides at all meetings of the Board at which the Chairman is not present;

•	has the authority to call meetings of non-management directors;

•	presides over each meeting of non-management directors;

•	helps facilitate communication between the Chairman/CEO and the non-management directors; and

•	may request inclusion of additional agenda items for Board meetings.

As set forth in our Corporate Governance Guidelines, a majority of the members of our Board of Directors must be independent. For a director to be considered independent, the Board of Directors must determine that the director is “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual. In addition, for a director to be considered independent, the Board of Directors must determine that the director has no material relationship with the company, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the company. No director who is a former employee of the company, is a former employee or affiliate of any current auditor of the company or its subsidiaries, is a part of an interlocking directorate in which any executive officer of the company serves on the compensation committee of another company that concurrently employs such director or has an immediate family member in any of the foregoing categories, can be independent until three years after such employment, affiliation or relationship has ceased.

The Board of Directors reviews all commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each director to assess whether any of them is a material relationship so as to impair that director’s independence. A “material relationship” means a direct or indirect commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship that is reasonably likely to affect the independent and objective judgment of the director in question, provided that the direct or indirect ownership of any amount of our stock is not deemed to constitute a material relationship. The following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence: if a director of Waste Connections (a) is also an executive officer of another company that does business with Waste Connections and the annual sales to, or purchases from, Waste Connections are less than the greater of $1 million or two percent of the annual revenue of that other company; (b) is an executive officer of another company that is indebted to Waste Connections, or to which Waste Connections is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of that other company; or (c) serves as an officer, director or trustee of a charitable organization, and Waste Connections’ discretionary charitable contributions to that organization are less than one percent of that organization’s total annual receipts. The Board of Directors reviews annually whether its members satisfy these categorical independence tests before any non-management member stands for reelection to the Board of Directors.

All relationships not covered by the preceding paragraph are reviewed by the directors who satisfy the independence tests set forth above to determine whether they are material so as to impair a director’s independence. If the Board of Directors determines that any relationship is immaterial even though it does not meet the categorical tests for immateriality set forth above, we will explain in our next proxy statement the basis for the Board of Director’s determination.

In October 2008, Mr. Davis, after informing the Board of Directors, joined the external advisory board of the Global Waste Research Institute, or the GWRI. The GWRI, of which Mr. Davis is a conceptual founder, was developed in conjunction with California Polytechnic State University, San Luis Obispo. The GWRI’s mission is to advance state-of-the-art research and development of sustainable technologies and practices to more effectively manage existing and emerging wastes and byproducts. Also in October 2008, Waste Connections agreed to make gifts to the GWRI totaling up to $1,000,000 over nine years (none of which was paid in 2010), subject to certain conditions. Based on information provided to the Board of Directors by Mr. Davis, these gifts will initially constitute more than one percent of the total annual receipts of GWRI, which caused the relationship to fall outside the criteria of the independence tests set forth above and required the Board of Directors to review and decide whether to approve Mr. Davis’ involvement with the GWRI. After a review of the relevant facts and the mission of the GWRI, the Board of Directors determined that Mr. Davis’ participation in the GWRI as a member of it external advisory board coupled with Waste Connections’ contributions to the GWRI would not be a material relationship that would impair Mr. Davis’ independence as a director of Waste Connections.

Waste Connections does not make any personal loans or extend credit to any director or officer, other than those expressly permitted under applicable laws and regulations. All such arrangements must be administered by the Compensation Committee, and such arrangements not already maintained on July 30, 2002, must also be approved in advance by the Compensation Committee. As of December 31, 2010, Waste Connections did not have any loans outstanding to any of its directors or officers. No independent director or his immediate family member may provide personal services to Waste Connections for compensation, other than as permitted under New York Stock Exchange rules.

Independence of Committee Members

In addition to the general requirements for independent Board members described above, members of the Audit Committee must also satisfy the additional independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. These rules, among other things, prohibit a member of the Audit Committee, other than in his capacity as a member of the Audit Committee, the Board of Directors or any other committee of the Board of Directors, from receiving any compensatory fees from or being an affiliated person of Waste Connections or any of its subsidiaries. As a matter of policy, the Board of Directors also applies this additional requirement to members of the Compensation and Nominating and Corporate Governance Committees.

Our Director Nomination Process

Our Board of Directors believes that directors must have the highest personal and professional ethics, integrity and values. They must be committed to representing the long-term interests of our stockholders. They must have objective perspective, practical wisdom, mature judgment and expertise, and operational or financial skills and knowledge useful to the oversight of our business. While we do not have a formal policy regarding diversity in identifying nominees for a directorship, our goal is to have a Board of Directors that represents diverse experiences at policy-making levels in business and other areas relevant to our activities. Directors should be committed to serving on the Board for an extended period of time.

In addition to the foregoing qualities, the Nominating and Corporate Governance Committee will take a number of other factors into account in considering candidates as nominees for the Board of Directors, including the following: (i) whether the candidate is independent within the meaning of our Corporate Governance Guidelines; (ii) relevant business, academic or other experience; (iii) willingness and ability to attend and participate actively in Board and Committee meetings and otherwise to devote the time necessary to serve, taking into consideration the number of other boards on which the candidate serves and the candidate’s other business and professional commitments; (iv) potential conflicts of interest; (v) whether the candidate is a party to any adverse legal proceeding; (vi) the candidate’s reputation; (vii) specific expertise and qualifications relevant to any Committee that the candidate is being considered for, such as whether a candidate for the Audit Committee meets the applicable financial literacy or audit committee financial expert criteria; (viii) willingness and ability to meet our director’s equity ownership guidelines; (ix) willingness to adhere to our Code of Conduct and Ethics; (x) ability to interact positively and constructively with other directors and management; (xi) willingness to participate in a one-day new director orientation session; (xii) willingness to attend educational forums or workshops to enhance understanding of new and evolving governance requirements; and (xiii) the size and composition of the current Board.

When seeking director candidates, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, third party advisors, business and personal contacts, and stockholders. The Nominating and Corporate Governance Committee may also engage the services of a search firm. After conducting an initial evaluation, the Nominating and Corporate Governance Committee will make arrangements for candidates it considers suitable to be interviewed by one or more members of the committee. Each candidate will be required to complete a standard directors’ and officers’ questionnaire, completed by all of the directors annually. The Nominating and Corporate Governance Committee may also ask the candidate to meet with members of our management. If the Nominating and Corporate Governance Committee believes that the candidate would be a valuable addition to the Board of Directors, it will recommend the candidate for nomination to the Board.

The Nominating and Corporate Governance Committee will apply the criteria described above when considering candidates recommended by stockholders as nominees for the Board of Directors. In addition, any of our stockholders may nominate one or more persons for election as a director of the company at an Annual Meeting of Stockholders if the stockholder complies with the notice, information and consent provisions contained in our Third Amended and Restated Bylaws. Pursuant to our Bylaws, to be considered for inclusion in our proxy materials, notice of a stockholder’s nomination of a person for election to the Board of Directors must be received by the Secretary of Waste Connections in writing at the address listed on the first page of this proxy statement not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. The notice must contain and be accompanied by certain information as specified in our Bylaws, including information about the stockholder providing the notice, the proposed nominee and other information as we may reasonably require. Stockholders making nominations must provide, among other things, information regarding each such stockholder’s and their affiliates’ holdings of “synthetic equity”, derivatives or short positions and other material interests and relationships that could influence nominations and other information that would be required in a proxy statement. Additionally, stockholders nominating director candidates are required to disclose the same information about the director candidate that would be required if the director candidate were submitting a proposal, and the director candidates are required to complete a questionnaire and representation and agreement with respect to their background, any voting commitments or compensation arrangements and their commitment to abide by the company’s governance guidelines. Such information must be updated and supplemented so as to be accurate as of the record date of the meeting and as of ten business days prior to the meeting. We recommend that any stockholder wishing to nominate a director at an annual meeting review a copy of our Bylaws.

Before nominating a sitting director for reelection at an Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee will consider the director’s past performance and contribution to the Board of Directors.

How to Contact Directors

Stockholders and other interested parties may communicate with the Board of Directors generally, with the non-management directors as a group or with a specific director at any time by writing to the Board of Directors, the non-management directors or a specific director, care of the Secretary of Waste Connections, Inc., 2295 Iron Point Road, Suite 200, Folsom, California 95630. The Secretary will forward all communications to the Board of Directors, the non-management directors or a specific director, as applicable, as soon as practicable after receipt without screening the communication. Stockholders and other interested parties are requested to provide their contact information and to state the number of shares of our common stock that they beneficially own in their communications to the Board of Directors. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, stockholders and other interested parties are urged to limit their communications to the Board of Directors to matters that are of stockholder interest and that are appropriate for consideration at the Board level.

Compensation Committee Interlocks and Insider Participation

In 2010, the Compensation Committee of our Board of Directors consisted of Messrs. Razzouk, Harlan and Guillet. None of our executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of our Compensation Committee. In addition, there are no other such potential Compensation Committee interlocks.

Compensation of Directors for Fiscal Year 2010

The following table provides compensation information for the year ended December 31, 2010, for each member of our Board of Directors. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of November 12, 2010.

					Change in
					Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)(2)	($)(2) (3)	($)	Earnings	($)	($)

Ronald J. Mittelstaedt(1)	—	—	—	—	—	—	—
Robert H. Davis	45,000	150,836	—	—	—	—	195,836
Edward E. “Ned” Guillet	43,500	150,836	—	—	—	—	194,336
Michael W. Harlan	49,500	150,836	—	—	—	—	200,336
William J. Razzouk	45,000	150,836	—	—	—	—	195,836

(1)	Directors who are officers or employees of Waste Connections do not currently receive any compensation as directors or for attending meetings of the Board of Directors or its committees.

(2)	In February 2010, each of our non-employee directors received an annual grant of 7,116 restricted stock units with a grant date fair value of $150,575 and an additional ten restricted stock units with a grant date fair value of $261, which were issued as dividend equivalent units in connection with Waste Connections’ first quarterly cash dividend that was paid on November 12, 2010, the aggregate grant date fair value of which is shown in the “Stock Awards” column. The restricted stock units granted in February were granted under our Second Amended and Restated 2004 Equity Incentive Plan (as amended and restated), while the dividend equivalent units granted in November were granted under our Third Amended and Restated 2004 Equity Incentive Plan. Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the combined grant date fair values of the 2010 awards computed in accordance with generally accepted accounting principles, excluding estimates of forfeitures related to service-based vesting conditions. A discussion of the value of stock awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 9, 2011.

The table below shows the aggregate numbers of stock awards (in the form of restricted stock units) and option awards outstanding for each non-employee director as of December 31, 2010.

	Aggregate	Aggregate
	Stock	Option
	Awards	Awards
	Outstanding	Outstanding
	as of	as of
	December 31,	December 31,
	2010	2010
Name	(#)	(#)

Robert H. Davis	3,568	0
Edward E. “Ned” Guillet	3,568	0
Michael W. Harlan	3,568	62,250
William J. Razzouk	3,568	0

(3)	No option awards were made to any of our directors as compensation for their service as directors or for attending meetings of the Board of Directors or its committees in 2010. See the “Principal Stockholders” table on page 14 for details on the amount of our common stock beneficially owned by each of our directors as of March 22, 2011.

In 2010, each independent director received a monthly cash retainer of $2,125 plus a fee of $4,500 for attending each Board meeting and each committee meeting (unless held in conjunction with a full Board meeting) in person. Committee chairs received the following additional cash compensation, which amounts are added to their monthly retainers: Audit Committee Chair - $500, Compensation Committee Chair - $125, and Nominating and Corporate Governance Committee Chair - $125.

For 2011, the Board has increased the additional cash compensation received by committee chairs, so that the following amounts would be added to their monthly retainers: Audit Committee Chair - $625, Compensation Committee Chair - $417, and Nominating and Corporate Governance Committee Chair - $208.

The monthly cash retainer is intended to compensate independent directors for participation in meetings held by conference call and for incidental participation in company affairs between meetings. Each Board member is also eligible for reimbursement of reasonable expenses incurred.

Other than Mr. Guillet, who the Board of Directors elected on March 1, 2007, to fill a new directorship it created, we granted each independent director an option to purchase shares of our common stock at the time of his initial election or appointment. Historically, we have also granted each independent director an option to purchase between 16,875 and 45,000 shares of our common stock each year during which the director served on the Board of Directors. However, consistent with our intention of granting restricted stock units in lieu of stock options to our management team, we grant each independent director restricted stock unit awards with a targeted value of approximately $150,000 for each year during which the director served on the Board of Directors. On February 11, 2010, we granted each independent director 7,116 restricted stock units under our Second Amended and Restated 2004 Equity Incentive Plan (as amended and restated) and no options. The restricted stock units vested in two successive, equal installments upon the February 11, 2010 grant date and the first anniversary of the grant date. In addition, each director received an additional ten restricted stock units, which were issued under our Third Amended and Restated 2004 Equity Incentive Plan as dividend equivalent units in connection with Waste Connections’ first quarterly cash dividend that was paid on November 12, 2010, and which vested on February 11, 2011.

Directors’ Equity Ownership

The Board of Directors has a policy that requires each non-management director of the company to own a number of shares of the company’s common stock having a market value of at least $200,000, as measured by current market value or purchase price, whichever is higher. Unless otherwise satisfied, current directors and new directors will achieve this requirement by retaining one half of all restricted stock unit grants as they vest, measured on an after-tax basis, until the value of their holdings reaches the required level.

PRINCIPAL STOCKHOLDERS

The following table shows the amount of our common stock beneficially owned, as of March 22, 2011, by: (i) each person or entity that we know owns more than five percent of our common stock; (ii) our named executive officers, or NEOs, and each of our directors and nominees; and (iii) all of our current directors and executive officers as a group. An asterisk in the Percent of Class column indicates beneficial ownership of less than one percent by a director or nominee. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of November 12, 2010.

	Amount and
	Nature of
	Beneficial		Percent of
Name of Beneficial Owner(1)	Ownership(2)		Class

T. Rowe Price Associates, Inc.(3)	8,470,301		7.46%
BlackRock, Inc.(4)	6,602,435		5.81
Dos Mil Doscientos Uno, Ltd.(5)	6,236,713		5.49
Steven F. Bouck	425,647	(6)	0.37
Darrell W. Chambliss	147,100		0.13
Worthing F. Jackman	141,542	(7)	0.12
Michael W. Harlan	82,909	(8)	*
Eric M. Merrill	57,096	(9)	0.05
Ronald J. Mittelstaedt	43,833	(10)	0.03
William J. Razzouk	33,565		*
Edward E. “Ned” Guillet	32,847		*
Robert H. Davis	11,809		*
All executive officers and directors as a group (17 persons)	1,071,721	(11)	0.94

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.

(2)	Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days after March 22, 2011, shares of common stock into which convertible securities are convertible within 60 days after March 22, 2011, and shares which will become issuable within 60 days after March 22, 2011, pursuant to outstanding restricted stock units count as outstanding for computing the percentage beneficially owned by the person holding such options, warrants, convertible securities and restricted stock units, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)	The share ownership of T. Rowe Price Associates, Inc. is based on a Schedule 13G/A filed with the SEC on February 14, 2011. T. Rowe Price Associates, Inc. has sole voting power with respect to 2,189,239 shares and sole dispositive power with respect to all shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	The share ownership of BlackRock, Inc. is based on a Schedule 13G filed with the SEC on February 9, 2011. BlackRock, Inc. has sole voting and dispositive power with respect to all shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(5)	The share ownership of Dos Mil Doscientos Uno, Ltd. is based on a Schedule 13G/A filed with the SEC on January 27, 2010. Dos Mil Doscientos Uno, Ltd. has sole voting and dispositive power with respect to all shares. The address of Dos Mil Doscientos Uno, Ltd. is Ronda Universitat, 31 1-1, Barcelona, Spain 08007.

(6)	Includes 235,061 shares subject to options exercisable within 60 days of March 22, 2011. Excludes 5,850 shares owned by Mr. Bouck’s two sons as to which Mr. Bouck disclaims beneficial ownership.

(7)	Includes 99,376 shares subject to options exercisable within 60 days after March 22, 2011.

(8)	Includes 62,250 shares subject to options exercisable within 60 days after March 22, 2011.

(9)	Includes 27,000 shares subject to options exercisable within 60 days after March 22, 2011.

(10)	Includes 43,833 shares held by Mittelstaedt Enterprises, L.P., of which Mr. Mittelstaedt is a limited partner. Excludes 3,524 shares held by the Mittelstaedt Irrevocable Trust dated 6/18/97 and 20,250 shares held by RDM Positive Impact Foundation as to which Mr. Mittelstaedt disclaims beneficial ownership.

(11)	Includes 423,687 shares subject to options exercisable within 60 days after March 22, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and our Chief Financial Officer during 2010, as well as our three other most highly compensated executive officers in 2010, are referred to as the NEOs.

Executive Summary

Waste Connections’ executive compensation program is designed to align the interests of senior management with stockholders by tying a significant portion of their compensation to the company’s annual operating and financial performance and longer term stockholder returns. While the key components of our executive officer compensation have remained substantially unchanged over the past several years, the Compensation Committee periodically evaluates them to ensure they are meeting the objectives discussed below. The Compensation Committee’s most recent review in 2009 concluded that the company had achieved above-median performance relative to its comparator group for well below median compensation.

The Compensation Committee viewed the company’s performance in 2010 to be outstanding. The company achieved strong financial performance as highlighted by the following:

•	Revenue increased 10.8% to $1.32 billion, net income grew 23.0% to $135.1 million, and diluted earnings per share increased 27.5%;

•	We deployed $215.8 million for capital expenditures and acquisitions to reinvest in and expand our business;

•	We returned $166.3 million of capital to stockholders through the repurchase of approximately 6.9 million shares of common stock;

•	We initiated a regular quarterly cash dividend of $0.075 per share; and

•	We maintained a strong financial position, again ending the year below our targeted leverage ratio and positioning the company for continued growth and return of capital.

This performance for the year was reflected in the company’s total shareholder return, or TSR, which increased 24.1%, compared to the TSR for the S&P 500 Index, which increased 15.0% over that same period. For the three year period ending December 31, 2010, our 33.9% TSR also compared favorably to the approximately 8.3% TSR of the S&P 500 Index.

In 2010, performance and equity-based compensation made up approximately 81% of the total direct compensation of our CEO, and 74% of the combined total direct compensation of our other NEOs. We achieved a weighted-average of greater than 105% of targeted performance goals. This achievement, together with increases in targeted annual bonuses and bonus multipliers, resulted in performance and equity-based compensation for our NEOs increasing from prior year levels.

Our Compensation Philosophy and Objectives

The Compensation Committee’s philosophy with respect to the compensation of the NEOs does not differ materially from the philosophy that applies to other executive officers. The Compensation Committee believes that compensation paid to NEOs should be closely aligned with our performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders and should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for NEOs, the Compensation Committee’s objectives are to:

•	Attract and retain individuals with superior leadership ability and managerial talent by providing competitive compensation and rewarding outstanding performance;

•	Ensure that NEO compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	Provide an incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	Provide a balanced approach to compensation policies and practices which does not promote excessive risk-taking.

Our overall compensation program is structured to attract and retain highly qualified executive officers by paying them competitively, consistent with our success. We believe that compensation should be structured to ensure that a significant portion is directly related to our stock’s performance and other factors that directly and indirectly influence stockholder value. Accordingly, our approach to compensation is to provide a base salary, annual performance-based compensation tied to goals that are intended to link NEO compensation to our annual operating and financial performance, and long-term equity grants intended to align NEO compensation with stockholder returns over a longer period and to aid in retention. The Compensation Committee allocates total compensation between cash and equity based on comparisons with other companies and the judgment of the Committee members. The balance between cash and equity compensation among NEOs and other members of the senior executive team is evaluated annually.

Approach to Compensation

The Compensation Committee has the primary authority for the consideration and determination of the compensation we pay to our executive officers and directors, including the amount of equity-based compensation. To aid the Compensation Committee in making its determination, the Chief Executive Officer meets with the Compensation Committee and provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, other than himself. The Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee is not bound to follow the Chief Executive Officer’s recommendations. The Compensation Committee also has the authority to engage its own independent advisors to assist it in carrying out its duties.

In determining the level of base salary, performance-based compensation and long-term equity-based compensation paid to the NEOs, the Compensation Committee considers: (i) the compensation structure and practices of a peer group of companies that it believes are the company’s leading competitors in the solid waste industry; (ii) a comparator group of companies, most of which are non-solid waste companies, with comparable financial profiles; and (iii) its own judgment as to an appropriate level of compensation for a company of our size and financial performance. The Compensation Committee uses compensation consultants from time to time to compare our compensation targets against median market levels.

For 2010, the Compensation Committee had available a tally sheet that included, for each officer (including the NEOs), current base salary, salary paid in 2009, bonus percentage, cash bonus paid in 2009, restricted stock units granted in 2009, dollar amount of 401(k) and Nonqualified Deferred Compensation Plan matches in 2009, payments and reimbursements for various expenses that could be considered perquisites, the value realized from the exercise of options and sale of the underlying stock in 2009, the value of vested and unvested unexercised options and unvested restricted stock units as of the end of the year, and the amount payable to each officer under various severance scenarios, including on a change in control. In determining the amount of compensation for the NEOs, the Compensation Committee does not take into account amounts realized from prior equity-based compensation grants because the Compensation Committee seeks to provide compensation that takes into account the cost of replacing the NEOs on a market competitive basis and what is equitable based on our performance. To some extent, appreciation reflected in the amounts realized from prior equity-based compensation grants confirms the Compensation Committee’s success in aligning compensation with our stockholders’ interests, thus validating our compensation philosophy.

We provide the Chief Executive Officer with greater compensation and benefits than that provided to the other NEOs to reflect his importance and value to us as well as the increased level of responsibility and risk faced by him as our Chairman and Chief Executive Officer. Mr. Mittelstaedt’s compensation also differs as a direct result of the Compensation Committee’s review of the comparator group compensation data, and reflects the competitive nature of compensation paid to chief executive officers of companies within the comparator group. The Compensation Committee believes that Mr. Mittelstaedt’s competitive compensation package is important to reward, motivate and retain him as a highly valued chief executive whose leadership and strategic vision have helped create value for stockholders since our inception.

Review of our Executive Compensation Program; Role of the Compensation Consultant

The Compensation Committee periodically retains Pearl Meyer & Partners, or Pearl Meyer, a nationally known compensation consulting firm, to provide it with comparison group market data and information as to market practices and trends, to assess the competitiveness of the compensation we pay to our CEO and other executives, and compare the relative performance of the company against a comparator group of companies. The Compensation Committee retains Pearl Meyer directly, supervises all work assignments performed by them, and reviews and approves all work invoices received for payment. Pearl Meyer has not performed any other service for the company.

While the Compensation Committee does not specifically benchmark our compensation to a comparator group, it analyzes the compensation practices of a comparator group of companies to assess the company’s competitiveness against median market levels. In doing so, it takes into account factors such as the relative size and financial performance of those companies and factors that differentiate us from them.

In 2004 with assistance from Pearl Meyer, the Compensation Committee reviewed key elements of our compensation program both in anticipation of the requirement that stock options be expensed and due to our evolution from an early growth stage to a more mature public company. The Compensation Committee requested that Pearl Meyer establish a comparator group, provide an analysis of how the compensation of our NEOs compared to that of named executive officers in the comparator group, advise the Compensation Committee on alternative forms of compensation and make recommendations to the Committee. As a result of this review, the Compensation Committee decided in 2004 to implement a series of changes to our compensation philosophy for the NEOs and other officers to become more competitive with median market compensation levels for the comparator group. We (i) increased base salary to more competitive levels over a three-year period with an objective to set base salaries close to the median of the comparator group by 2007, before adjustment for inflation and geographic differences; (ii) decreased equity-based compensation as a percentage of total compensation for these individuals relative to historic levels; and (iii) implemented a program to transition the equity-based compensation of these individuals from stock options to restricted stock unit awards.

In 2007, the Compensation Committee adopted the Senior Management Incentive Plan to govern the annual performance bonuses and the annual long-term equity incentive grants to the five individuals who were our NEOs at that time and to such other executives and employees as may be determined by the Compensation Committee. The Senior Management Incentive Plan, which was amended and restated in 2008 with approval by our stockholders (the “Amended SMIP”), is explained in more detail below.

In 2009, the Compensation Committee again retained Pearl Meyer to perform an executive compensation analysis to re-evaluate the competitiveness of our executive compensation program given the growth in our company, in terms of revenue and enterprise value, since Pearl Meyer’s previous study in 2004 and since two years had passed since the conclusion in 2007 of the three-year transition in our compensation philosophy described above. For the 2009 study, Pearl Meyer analyzed the market competitiveness compared to market consensus data of the following components for each of our NEOs:

•	Base salary;

•	Target total annual compensation (base salary plus cash performance bonuses); and

•	Target total direct compensation (total annual compensation plus equity-based compensation).

Following discussions with the Compensation Committee and management, Pearl Meyer established a comparator group consisting of the following companies: AECOM Technology Corporation; The Brink’s Company; Cintas Corporation; Covanta Holding Corporation; EMCOR Group, Inc.; IESI-BFC Ltd.; Iron Mountain, Inc.; J.B. Hunt Transport Services, Inc.; Jacobs Engineering Group Inc.; Kansas City Southern; Quanta Services, Inc.; Stericycle, Inc.; and United Rentals, Inc. Two solid waste services companies, Republic Services, Inc. and Waste Management, Inc., were included as additional reference companies. The comparator group was designed to include service-based or capital-intensive publicly traded companies with enterprise values of between $2 billion and $5 billion. In comparison to the enterprise values of the companies in the comparator group, Waste Connections’ enterprise value fell below the median of the comparator group. In addition to publicly available proxy statement information for the comparator group companies, Pearl Meyer also incorporated four sources of general industry survey data, some of which is proprietary to Pearl Meyer, for compensation practices for companies with revenue ranging from $500 million to $2.5 billion. Using a weighted average of 50% for the comparator group data and 12.5% for each of the four sources of general industry survey data, Pearl Meyer then calculated market consensus data for each NEO position by “matching” each of our NEO positions, based on Pearl Meyer’s understanding of the position’s primary duties and responsibilities, to a similar position within Pearl Meyer’s market consensus data.

As previously stated, the Compensation Committee seeks to provide base salaries, target total annual and target total direct compensation that is on average consistent with median market levels. To be considered competitive with median market levels, the Compensation Committee believes that our targeted executive compensation should be within a 5% to 15% range of the target market consensus 50th percentile. The results of the 2009 Pearl Meyer study found that:

•	our base salaries were, on average, positioned 17% below median market levels, with Messrs. Mittelstaedt and Jackman 20% or more below median market levels;

•	our target total annual compensation levels (base salary plus cash performance bonuses), on average, were positioned 22% below median market levels, with Messrs. Mittelstaedt, Bouck and Jackman 20% or more below median market levels;

•	our target total direct compensation levels (total annual compensation plus equity-based compensation), on average, were positioned 21% below median market levels, with Messrs. Mittelstaedt, Bouck and Jackman 20% or more below median market levels;

•	components of our pay mix as a percentage of total direct compensation were in-line with the market consensus data; and

•	our average total stockholder return over a one and three-year period ending December 31, 2008 was above the 75th percentile of the comparator group.

The Pearl Meyer study concluded that we have achieved above-median performance for well below median compensation. As a result and consistent with its objective to pay for performance, the Compensation Committee (i) approved an increase in target bonus percentages beginning in 2010 for participants in the Amended SMIP and other executives; (ii) modified the target bonus multiplier for participants in the Amended SMIP if the company’s performance is above or below target; (iii) introduced a target bonus multiplier for executives and certain members of senior management who do not participate in the Amended SMIP to recognize their contribution to the company’s continuing success; (iv) reduced the vesting period from five years to four years for restricted stock units granted to executives and certain members of senior management, consistent with the vesting period for other employees; and (v) agreed to increase base salaries to be considered competitive with median market levels by 2012. The Compensation Committee, in consultation with management, also decided to maintain the freeze on base salaries of Messrs. Mittelstaedt, Bouck, Chambliss and Jackman for 2010 at 2008-levels given continuing cost controls in light of the uncertain economic environment.

Elements of Compensation

The Compensation Committee believes that a significant portion of the compensation of our NEOs should be aligned with our stockholders’ interests and directly linked to performance. While the percentage of our NEOs’ total compensation that is comprised by each component of our pay mix (base salary, performance bonuses, and equity-based compensation) is not specifically determined, the Compensation Committee generally targets performance bonuses and equity-based compensation for our NEOs to constitute between 65% and 75% of total direct compensation should annual performance targets be attained, which is consistent with market consensus data and differs on position. The Compensation Committee has complete discretion to determine compensation levels irrespective of whether or not we have successfully met annual performance targets.

Base Salary.  Our compensation program includes base salaries to compensate executive officers for services rendered each year. Base salaries comprise the stable part of the compensation program that is not dependent on our performance. We also believe this element is beneficial in attracting and retaining high-performing and experienced executives. Base salaries for our NEOs in 2010 were as follows:

Annual
Base
Name	Salary

Ronald J. Mittelstaedt	$538,200
Worthing F. Jackman	$320,850
Steven F. Bouck	$398,475
Darrell W. Chambliss	$346,725
Eric M. Merrill	$278,307

Except for Mr. Merrill’s base salary which increased from $270,000 to $285,000 beginning June 1, 2010, base salaries for our CEO and other NEOs remained unchanged during 2010 pursuant to a wage freeze we implemented in October 2008 in response to a deteriorating economic environment at that time.

Performance Bonuses.  Our compensation program includes a performance bonus to reward executive officers based on our performance and the individual executive’s contribution to that performance. Under our Amended SMIP, each participant has an opportunity to earn an annual performance bonus based on a targeted percentage of the participant’s annual base salary for the year. The objective of the annual performance bonus is to provide participants with an incentive to manage the company to achieve certain targeted levels of financial performance based on budgeted revenue each year.

Equity-Based Compensation.  We believe that equity ownership in our company is important to tie the ultimate level of an executive officer’s compensation to the performance of our stock and stockholder gains while creating an incentive for sustained growth and employee retention. To meet these objectives, our senior management team receives equity-based compensation.

Since 2007, the Compensation Committee has only granted restricted stock unit awards to our NEOs; no stock options have been granted to our NEOs since 2006. The Compensation Committee believes that the use of restricted stock unit awards will reduce the overall compensation cost to us compared to the cost of granting options at levels consistent with previous years, yet will offer our NEOs a competitive and more stable level of equity-based compensation, providing them the opportunity to be owners of and to share in the success of the company. In 2010, our restricted stock unit grants for our NEOs were authorized and made on February 11, 2010, and vest in equal increments over four years.

The Compensation Committee generally makes company-wide annual grants of equity-based compensation to our executive officers and other employees in late January or in February. This timing coincides with a number of events that make that timing optimum from the Compensation Committee’s standpoint: first, the Compensation Committee has available financial results from the previous year; second, making the grants at this time allows management to notify employees of the amount of their annual grant award at or around the same time that management notifies employees of the amount of their cash performance bonus with respect to the previous year, which we typically pay in February.

Amended and Restated Senior Management Incentive Plan

In 2008, our Board of Directors adopted the Amended SMIP, which was subsequently approved by our stockholders. The Amended SMIP is a performance-based incentive compensation plan similar to the Senior Management Incentive Plan adopted in 2007. Under the Amended SMIP, designated senior executives of the company are eligible to receive performance bonus payments and equity-based compensation. In 2010, each participant had the opportunity to earn up to 200% of his targeted performance bonus based on our achievement of certain targeted levels of financial performance established by the Compensation Committee and based on recommendations of the Chief Executive Officer. Each targeted performance goal is weighted in order to calculate an overall percentage achievement against targeted performance goals; the resulting percentage is then used as a multiplier to determine the annual performance bonus earned.

The performance goals for 2010, which the Compensation Committee adopted in March 2010, were measured against achievement of targeted levels of: (1) EBITDA, weighted at 20%; (2) operating income, or EBIT, weighted at 20%; (3) operating income as a percentage of revenue, or EBIT Margin, weighted at 30%;

and (4) net cash provided by operating activities, or CFFO, as a percentage of revenue, weighted at 30%. Because the operating budget adopted by the Board of Directors is a compilation of stretch goals set for each operating location, the targeted performance goals reflect a percentage or factor of the final budget, as set forth below:

	Original		2010 Targeted
	2010	2010	Performance
	Budget	Factor	Goal

EBITDA	$413.4M	97.0%	$401.0M
EBIT	$267.6M	97.0%	$259.5M
EBIT Margin	20.7%	N/A	20.1%
CFFO Margin	24.5%	97.5%	23.9%

Under the terms of the Amended SMIP, the Compensation Committee, in its complete and sole discretion, may adjust the targeted performance goals if an acquisition, significant new contract or extraordinary event results in a significant impact relative to the goals in order to exclude or reduce the impact of that acquisition, contract or event. For these purposes, the Compensation Committee determines operating income by adjusting for any gains or losses on disposal of assets, and determines EBITDA by adding depreciation and amortization to operating income. The Compensation Committee chose these measures of performance because they are widely used by investors as valuation measures in the solid waste industry and because the targeted goals encourage improving free cash flow and returns on invested capital.

For 2010, the target bonuses were set at 115% of the Chief Executive Officer’s base salary and 75% of the base salary of each of the other participants, and a multiplier is used so that if the company achieves 100% of its target, the participants receive 100% of their performance bonuses. The multiplier may result in the participants being paid a greater or lesser percentage of their targeted performance bonuses (from 200% to 0%), based on their position and whether the company’s performance is greater or less than 100% of the target, in accordance with the following sliding scale:

		Bonus as
% Target	Target %	% of Base Salary
Achievement	Multiplier	CEO	Other Participants

105% or Higher	200%	230%	150%
104%	180%	207%	135%
103%	160%	184%	120%
102%	140%	161%	105%
101%	120%	138%	90%
100%	100%	115%	75%
99%	80%	92%	60%
98%	60%	69%	45%
97%	40%	46%	30%
96%	20%	23%	15%
95%	0%	0%	0%

Payments under this program are contingent on continued employment at the time of payout, subject to the terms of any applicable employment agreements.

2010 Adjusted Target Goals and Results

Adjusted targeted performance goals and adjusted results and corresponding target percentages for 2010 were as follows:

			Actual
	Adjusted	Actual	Results as %		Target
	Target(1)	Results	of Target	Weighting	Achievement

EBITDA	$402.0M	$422.5M	105.1%	20%	21.0%
EBIT	$259.9M	$275.0M	105.8%	20%	21.2%
EBIT Margin	19.9%	20.8%	104.5%	30%	31.4%
CFFO Margin	23.4%	24.9%	106.2%	30%	31.9%
Overall Achievement					105.4%

(1)	The Compensation Committee adjusted the targets for 2010 to reflect the impact of acquisitions completed during the year, costs associated with organized labor efforts at one location, and costs associated with early redemption of debt.

For 2010, targeted and actual annual performance bonuses as a percentage of each participant’s annual base salary were as follows:

	Targeted Bonus	Actual Bonus %
Name	% of Base Salary	of Base Salary

Ronald J. Mittelstaedt	230%	230%
Worthing F. Jackman	150%	150%
Steven F. Bouck	150%	150%
Darrell W. Chambliss	150%	150%

Actual annual incentive bonus amounts earned by the NEOs for 2010 under the Amended SMIP are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

In lieu of paying an annual performance bonus in cash, the Compensation Committee, in its complete and sole discretion, may choose to pay the annual performance bonus in restricted stock units issued under our Third Amended and Restated 2004 Equity Incentive Plan or any succeeding plan we adopt. If restricted stock units are issued, their value, as determined by the Compensation Committee, will be at least 125% of the earned cash bonus to compensate for the risk and vesting period associated with the underlying stock. Mr. Merrill, who became an NEO in 2008, is not a participant in the Amended SMIP. Instead, Mr. Merrill participates in the Management Incentive Compensation Program, or the MICP. Pursuant to the MICP, Mr. Merrill is eligible to receive a maximum annual cash bonus equal to 150% of his targeted annual bonus, which was 45% of his eligible base salary in 2010, which is payable if the Board of Directors determines, in its sole and exclusive discretion, that such year’s financial objectives have been fully met. For 2010, Mr. Merrill’s MICP bonus was based on four metrics: (i) EBITDA, weighted at 20%; (ii) EBIT, weighted at 20%; (iii) EBIT Margin, weighted at 30%; and (iv) CFFO Margin, weighted at 30%. The target performance goals for each of the metrics are consistent with the adjusted target goals under the Amended SMIP. Due to the Company’s performance during 2010, Mr. Merrill’s actual bonus equaled 64.4% of his eligible base salary, representing achievement of 143% of his targeted annual bonus.

Equity-Based Compensation

Under the Amended SMIP, each participant also receives an annual long-term incentive grant of restricted stock units based on the performance of both the company and the individual, subject to a vesting schedule approved by the Compensation Committee. The size of the grant is targeted at approximately 200% of base salary for Mr. Mittelstaedt and 150% of base salary for Messrs. Jackman, Bouck and Chambliss. For 2010, the size of the grant for Mr. Mittelstaedt was approximately 206% of his base salary, and the size of the grants for Messrs. Jackman, Bouck and Chambliss was approximately 155% of their respective base salaries. Mr. Merrill, who does not participate in the Amended SMIP, received a grant in 2010 that was approximately 134% of his eligible salary. The objective of the long-term incentive grant is to supplement each recipient’s base salary and annual performance bonus in order to maintain total compensation at the Compensation Committee’s targeted percentile of the comparator group and vest in equal increments over four years.

Stock Ownership Guidelines

To encourage long-term stock ownership, our Board of Directors expects each participant in the Amended SMIP to retain at least 50% of all after-tax shares of common stock received from long-term incentive grants awarded under the Amended SMIP until such NEO meets and maintains the following stock ownership thresholds, as valued by the Compensation Committee:

•	For the Chief Executive Officer and President, three times such participant’s base salary; and

•	For other participating NEOs, two and one-half times such participant’s base salary.

Non-Equity Incentive Plan, Defined Contribution Plan, Nonqualified Deferred Compensation Plan Compensation and Other Benefits

Other than cash performance bonuses, we do not provide non-equity incentive plan compensation, nor do we provide defined benefit retirement plans to our NEOs. The NEOs are entitled to participate in a company-sponsored 401(k) profit sharing plan on the same terms as all employees. We make matching contributions of 50% of every dollar of a participating employee’s pre-tax contributions until the employee’s contributions equal five percent of the employee’s eligible compensation, subject to certain limitations imposed by the United States Internal Revenue Code, or the IRC. Employees are eligible to participate in the 401(k) plan beginning on the June 1 or December 1 first following completion of one full year of employment. Our matching contributions vest over five years.

The NEOs and certain other highly compensated employees are also entitled to participate in the Nonqualified Deferred Compensation Plan, which we put in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by the IRC. The Nonqualified Deferred Compensation Plan allows an eligible employee to voluntarily defer receipt of up to 80% of the employee’s base salary, and up to 100% of bonuses, commissions and restricted stock unit grants. We make a matching contribution of 50% of every dollar of a participating employee’s deferred compensation until the employee’s contributions equal five percent of the employee’s eligible compensation, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, subject to the limits stated in the Nonqualified Deferred Compensation Plan. Our matching contributions are 100% vested when made. The company also credits an amount reflecting a deemed return to each participant’s deferred compensation account periodically, based on the returns of various mutual funds or measurement funds selected by the participant, except in the case of restricted stock units that are deferred, which are credited as shares of company common stock. The earnings on an employee’s deferred compensation may exceed or fall short of market rate returns, depending on the performance of the funds selected compared to the markets in general.

We also offer a number of benefits to the NEOs pursuant to benefit programs that provide for broad-based employee participation. In addition to the 401(k) plan described above, the benefits include medical, prescription drugs, dental and vision insurance, long-term disability insurance, life and accidental death and dismemberment insurance, health and dependent flexible spending accounts, a cafeteria plan and employee assistance benefits. These generally available benefits do not specifically factor into decisions regarding an individual executive’s total compensation or equity-based compensation package. These benefits are designed to help us attract and retain employees as we compete for talented individuals in the marketplace, where such benefits are commonly offered.

Perquisites and Other Personal Benefits

The material components of our NEOs’ compensation are described above. We do not provide our NEOs extensive perquisites. Those that are provided are summarized in the Summary Compensation Table and the accompanying footnotes, in accordance with SEC reporting requirements. Perquisites are valued at the incremental cost to the company.

Clawback Provisions

We do not currently have a policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results beyond what is required under the Sarbanes-Oxley Act. Under those circumstances, the Compensation Committee would evaluate whether compensation adjustments are appropriate based upon the facts and circumstances surrounding the restatement. Under the Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, companies are required to adopt a policy to recover certain compensation in the event of a material accounting restatement. We will adopt a policy as required by the Dodd-Frank Act when final regulations have been provided by the SEC and the New York Stock Exchange.

Tax Deductibility Considerations

Within our performance-based compensation program, we aim to compensate the NEOs in a manner that is tax effective, but we do not let tax considerations drive compensation decisions. Section 162(m) of the IRC generally disallows an income tax deduction to publicly held corporations for compensation in excess of $1,000,000 paid for any fiscal year to the corporation’s “covered employees,” which is defined in Section 162(m) as the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee in the past has attempted to structure the compensation of our executive officers to avoid the loss of the deductibility of any compensation, even though Section 162(m) does not preclude the payment of compensation in excess of $1,000,000. However, we do not have a policy that requires all of our compensation to be deductible for purposes of Section 162(m). In certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to assure competitive total compensation for the NEOs. Bonuses paid under the Amended SMIP and compensation deemed paid with respect to stock option awards, direct stock issuances and restricted stock unit awards under the Third Amended and Restated 2004 Equity Incentive Plan may be subject to the $1,000,000 limitation, unless considered “performance-based” compensation. For example, the restricted stock unit awards we grant to our “covered employees” do not qualify as performance-based compensation because they vest over time rather than based on performance.

Severance and Change in Control Arrangements

The provisions regarding severance and change in control contained in each NEO’s employment agreement are described elsewhere in this proxy statement, under “Potential Payments Upon Termination or Change in Control.” With slight variations, the agreements for our NEOs other than Mr. Merrill generally provide for severance payments under various conditions in an amount approximately equal to three times the NEO’s base salary and bonus, plus the maximum bonus available for the year of termination under the officer’s employment agreement and the Amended SMIP. Mr. Merrill’s employment agreement generally provides for a severance payment under various conditions in an amount approximately equal to the lesser of his base salary for a period of one year and his base salary for the remainder of the term of his employment agreement, plus the pro-rated maximum bonus available to him for the year of termination under his employment agreement and the MICP. The Compensation Committee believes that these levels of severance are appropriate in light of what it understands is the level of severance offered by the comparator group, and because our relatively low base salaries would result in payments comparable to those that peer companies would pay given a lower multiple but higher base.

The primary factor considered in establishing the change in control benefits was the competitive marketplace. In the case of payment of a multiple of the employee’s annual base salary and bonus in the event of a change in control, the Compensation Committee believes that this is appropriate because such payment generally motivates the executive to act in the best interests of the stockholders by removing the distraction of post change in control uncertainties faced by such executive with regard to his or her compensation. In addition, the company believes that the multiple of the payment is appropriate because the company’s executives have base salaries and bonuses that are low relative to their industry peers; therefore, the multiple would result in payments comparable to those that peer companies would pay given a lower multiple but higher base and bonus. In the case of payment of a bonus in the event of a change in control, the company adopted this approach because, in addition to the rationale discussed above, it would be impractical and potentially unfair, following a change in control, to continue to measure the company’s performance based on goals and targets previously set for an independent, freestanding company. In the case of accelerated vesting of stock options, the company in the past used stock options to provide compensation only to the extent the company’s stock price increased over the term of the option. In the case of full value awards, such as restricted stock units, the company uses such awards to enable recipients to share in both the risk and rewards of stock ownership through stock depreciation or appreciation and provide a type of compensation used by competitors. Immediate vesting upon a change in control permits recipients of such awards to participate in any price appreciation associated with a change in control on the basis similar to that available to stockholders as a whole, without the necessity of placing receipt of that compensatory element at the risk of the actions of an acquirer.

The Compensation Committee reserves the right to alter severance payment levels going forward, though this action would require the consent of each NEO to an amendment to his existing employment agreement.

The employment agreements were entered into as of March 1, 2004, with Mr. Mittelstaedt, April 11, 2003, with Mr. Jackman, October 1, 2004, with Mr. Bouck, June 1, 2000, with Mr. Chambliss, and June 1, 2007, with Mr. Merrill. In the cases of Messrs. Mittelstaedt, Bouck, Chambliss and Merrill, earlier employment agreements with the company also contained “single trigger” change in control provisions. On April 28, 2010, we disclosed in definitive additional proxy materials filed with the SEC that the Compensation Committee will use its reasonable best efforts to negotiate with the NEOs amendments or modifications to their existing agreements to remove the “single trigger” provisions within the 24-month period following April 28, 2010. The Compensation Committee has also determined not to enter into additional employment or other agreements in the future with company executive officers that contain “single trigger” change in control provisions.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be incorporated into both our Annual Report on Form 10-K and Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2010.

This report is submitted on behalf of the Compensation Committee.

William J. Razzouk, Chairman
Edward E. “Ned” Guillet
Michael W. Harlan

COMPENSATION RISK ASSESSMENT

We believe our compensation policies and practices are not reasonably likely to have a material adverse effect on the company. We believe our approach to setting performance targets, evaluating performance, and establishing payouts does not promote excessive risk-taking. We believe that the components of our pay mix — base salary, annual cash incentive bonuses, and long-term equity grants — appropriately balance near-term performance improvement with sustainable long-term value creation.

We considered the following elements of our compensation policies and practices when evaluating whether such policies and practices encourage our employees to take unreasonable risks:

•	annual performance targets are established by each operating location and region and on a company-wide basis to encourage decision-making that is in the best long-term interests of both the company and our stockholders;

•	we adjust performance targets to exclude the benefit or detriment of extraordinary events to ensure our employees are compensated on results within their control or influence;

•	we adjust performance targets to include acquisitions and new contracts not reflected in the originally approved operating budget in order to achieve targeted returns on deployed capital;

•	we set annual performance goals to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	payouts under our performance-based plans remain at the discretion of our Board of Directors even if targeted performance levels are achieved;

•	payouts under our performance-based plans can result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;

•	our NEOs receive annual cash incentive bonus awards only after cash incentive bonus awards payable to other employees have been made;

•	we use restricted stock units rather than stock options for equity awards because restricted stock units retain value even in a depressed market so that recipient employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”;

•	time-based vesting over four years for equity-based compensation accounts for a time horizon of risk and ensures that participating employee interests are aligned with the long-term interests of our stockholders; and

•	stock ownership guidelines require members of our Board of Directors and NEOs to maintain certain ownership levels in our common stock, which aligns a portion of their personal wealth to the long-term performance of the company.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our NEOs in 2010, 2009 and 2008.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)(1)	($)	($)(2)	($)	($)(3)	($)	($)(4)		($)

Ronald J. Mittelstaedt	2010	538,200	—	1,124,992	—	1,237,860	—	32,201	(5)	2,933,253
Chief Executive	2009	538,200	—	807,568	—	941,850	—	52,456		2,340,074
Officer and Chairman	2008	536,939	—	984,092	—	656,370	—	58,564		2,235,965
Worthing F. Jackman	2010	320,850	—	504,104	—	481,275	—	6,292		1,312,521
Executive Vice President	2009	320,850	—	481,448	—	280,744	—	5,750		1,088,792
and Chief Financial Officer	2008	319,640	—	463,594	—	195,533	—	7,852		986,619
Steven F. Bouck	2010	398,475	—	625,212	—	597,713	—	20,843	(6)	1,642,243
President	2009	398,475	—	597,904	—	348,666	—	14,888		1,359,933
	2008	397,741	—	568,826	—	242,839	—	10,131		1,219,537
Darrell W. Chambliss	2010	346,725	—	543,267	—	520,087	—	6,125		1,416,204
Executive Vice President	2009	346,725	—	520,267	—	303,384	—	2,831		1,173,207
and Chief Operating Officer	2008	345,417	—	472,631	—	211,301	—	8,056		1,037,405
Eric M. Merrill	2010	278,307	183,400	366,333	—	—	—	8,995		837,035
Senior Vice President —	2009	270,000	120,000	273,099	—	—	—	3,016		666,115
People, Safety and Development	2008	258,942	100,000	288,700	—	—	—	2,959		650,601

(1)	Amounts shown reflect salary earned by the NEOs for each year indicated and reflect that none of our NEOs received salary increases for 2010, other than Mr. Merrill, who received a base salary increase on June 1, 2010, as discussed further in the “Compensation Discussion and Analysis.”

(2)	Stock awards consist of restricted stock units granted under our Second Amended and Restated 2004 Equity Incentive Plan (as amended and restated) and additional restricted stock units, which were issued under our Third Amended and Restated 2004 Equity Incentive Plan as dividend equivalent units in connection with our first quarterly cash dividend that was paid on November 12, 2010. Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the grant date fair value of the awards computed in accordance with generally accepted accounting principles, excluding estimates of forfeitures related to service-based vesting conditions. A discussion of the value of stock awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 9, 2011.

(3)	Amounts shown reflect annual incentive bonus awards earned by the NEOs under our Amended SMIP, which is discussed elsewhere in this proxy statement, under “Compensation Discussion and Analysis.” The amounts shown for 2010 were paid on February 11, 2011.

(4)	We make available for business use to our NEOs and others a private aircraft. Our general policy is not to permit employees, including the NEOs, to use the aircraft for purely personal use. Occasionally, employees or their relatives or spouses, including relatives or spouses of the NEOs, may derive personal benefit from travel on our aircraft incidental to a business function, such as when an NEO’s spouse accompanies the officer to the location of an event the officer is attending for business purposes. For purposes of our Summary Compensation Table, we value the compensation benefit to the officer at the incremental cost to us of conferring the benefit, which consists of additional catering and fuel expenses. In the example given, the incremental cost would be nominal because the aircraft would have been used to travel to the event, and the basic costs of the trip would have been incurred, whether or not the NEO’s spouse accompanied the officer on the trip. However, on the rare occasions when we permit an employee to use the aircraft for purely personal use, we value the compensation benefit to such employee (including NEOs) at the incremental cost to us of conferring the benefit, which consists of the average weighted fuel expenses, catering expenses, trip-related crew expenses, landing fees and trip-related hangar/parking costs. Since our aircraft is used primarily for business travel, the valuation excludes the fixed costs that do not change based on usage, such as pilots’ compensation, the purchase cost of the aircraft and the cost of maintenance. Our valuation of personal use of aircraft as set forth in this proxy statement is calculated in accordance with SEC guidance, which may not be the same as valuation under applicable tax regulations.

(5)	Includes matching contributions by us to our 401(k) Plan on behalf of Mr. Mittelstaedt ($2,484) and the following perquisites and other personal benefits: (i) restoration matching contributions by the company to the Nonqualified Deferred Compensation Plan for eligible employees on behalf of Mr. Mittelstaedt ($3,634); (ii) health club membership ($2,052); (iii) personal use of corporate aircraft incidental to a business function (see footnote (4) above) ($3,100); (iv) purely personal use of corporate aircraft (see footnote (4) above) ($14,331); and (v) professional association dues ($6,600).

(6)	Includes matching contributions by us to our 401(k) Plan on behalf of Mr. Bouck ($3,900) and the following perquisites and other personal benefits: (i) restoration matching contributions by the company to the Nonqualified Deferred Compensation Plan for eligible employees on behalf of Mr. Bouck ($2,414); (ii) health club membership ($2,388); (iii) personal use of corporate aircraft incidental to a business function (see footnote (4) above) ($167); and (iv) professional association dues ($11,975).

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2010

The following table summarizes the amount of awards under the Amended SMIP and equity awards granted in 2010 for each of the NEOs. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of November 12, 2010.

		Estimated Potential Payouts			Estimated Future Payouts
		Under Non-Equity Incentive			Under Equity Incentive
		Plan Awards(1)			Plan Awards
								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
								Number of	Number of	or Base	Fair Value
								Shares of	Securities	Price of	of Stock
								Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	(#)	($/Sh)	($)(3)
Ronald J. Mittelstaedt	2/11/10	—	—	—	—	—	—	52,644	—	—	1,116,579
	11/12/10	—	—	—	—	—	—	423	—	—	11,074
	—	—	618,930	1,237,860	—	—	—	—	—	—	—
Worthing F. Jackman	2/11/10	—	—	—	—	—	—	23,568	—	—	499,877
	11/12/10	—	—	—	—	—	—	207	—	—	5,419
	—	—	240,638	481,275	—	—	—	—	—	—	—
Steven F. Bouck	2/11/10	—	—	—	—	—	—	29,231	—	—	619,990
	11/12/10	—	—	—	—	—	—	256	—	—	6,702
	—	—	298,856	597,713	—	—	—	—	—	—	—
Darrell W. Chambliss	2/11/10	—	—	—	—	—	—	25,404	—	—	538,819
	11/12/10	—	—	—	—	—	—	219	—	—	5,733
	—	—	260,044	520,088	—	—	—	—	—	—	—
Eric M. Merrill	2/11/10	—	—	—	—	—	—	17,141	—	—	363,561
	11/12/10	—	—	—	—	—	—	139	—	—	3,639

(1)	The target incentive amounts shown in this column reflect our annual incentive bonus plan awards provided under the Amended SMIP and represent the target awards pre-established as a percentage of salary. The maximum is the greatest payout which can be made if the pre-established maximum performance level is met or exceeded. Actual annual incentive bonus amounts earned by the NEOs for 2010 under the Amended SMIP are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Stock awards consist of restricted stock units granted under our Second Amended and Restated 2004 Equity Incentive Plan (as amended and restated) on February 11, 2010, and additional restricted stock units, which were issued under our Third Amended and Restated 2004 Equity Incentive Plan as dividend equivalent units in connection with Waste Connections’ first quarterly cash dividend that was paid on November 12, 2010. The units granted in February vest in equal, annual installments over the four-year period following the date of grant, beginning on the first anniversary of the date of grant. The units issued as dividend equivalent units will vest in equal annual installments on the same schedule as the restricted stock unit awards to which such dividend equivalent units correspond.

(3)	The value of a stock award is based on the fair value as of the grant date of such award computed in accordance with generally accepted accounting principles, and disregards estimates of forfeitures related to service-based vesting conditions. A discussion of the value of stock awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 9, 2011.

We have entered into an employment agreement with each of our NEOs. The material terms of each of these employment agreements is discussed elsewhere in this proxy statement, under “Potential Payments Upon Termination or Change in Control.”

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table summarizes unexercised options and restricted stock units that have not vested and related information for each of our NEOs as of December 31, 2010. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of November 12, 2010.

	Option Awards					Stock Awards
										Equity
			Equity						Equity	Incentive
			Incentive						Incentive	Plan Awards:
	Number		Plan Awards:					Market	Plan Awards:	Market or
	of	Number of	Number of			Number of		Value of	Number of	Payout Value
	Securities	Securities	Securities			Shares or		Shares or	Unearned	of Unearned
	Underlying	Underlying	Underlying			Units of		Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option		Stock That		Stock That	or Other Rights	or Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not		Have Not	That Have	That Have
	Exercisable	Unexercisable	Options	Price	Expiration	Vested		Vested	Not Vested	Not Vested
Name	(#)	(#)	(#)	($)	Date	(#)(1)		($)(8)	(#)	($)
Ronald J. Mittelstaedt	—	—	—	—	—	7,671	(2)	211,183	—	—
	—	—	—	—	—	21,210	(3)	583,911	—	—
	—	—	—	—	—	30,766	(4)	846,988	—	—
	—	—	—	—	—	36,952	(5)	1,017,289	—	—
	—	—	—	—	—	52,794	(6)	1,453,419	—	—
Worthing F. Jackman	41,933	—	—	14.68	2/23/15	—		—	—	—
	6,818	—	—	14.68	2/23/15	—		—	—	—
	—	—	—	—	—	3,384	(2)	93,162	—	—
	50,625	—	—	15.45	2/14/16	—		—	—	—
	—	—	—	—	—	10,018	(3)	275,796	—	—
	—	—	—	—	—	14,493	(4)	398,992	—	—
	—	—	—	—	—	22,029	(5)	606,458	—	—
	—	—	—	—	—	23,635	(6)	650,672	—	—
Steven F. Bouck	173,186	—	—	14.68	2/23/15	—		—	—	—
	—	—	—	—	—	4,151	(2)	114,277	—	—
	35,991	—	—	15.45	2/14/16	—		—	—	—
	25,884	—	—	15.45	2/14/16	—		—	—	—
	—	—	—	—	—	12,004	(3)	330,470	—	—
	—	—	—	—	—	17,783	(4)	489,566	—	—
	—	—	—	—	—	27,359	(5)	753,193	—	—
	—	—	—	—	—	29,314	(6)	807,014	—	—
Darrell W. Chambliss	—	—	—	—	—	3,474	(2)	95,639	—	—
	—	—	—	—	—	10,018	(3)	275,796	—	—
	—	—	—	—	—	14,777	(4)	406,811	—	—
	—	—	—	—	—	23,807	(5)	655,407	—	—
	—	—	—	—	—	25,476	(6)	701,354	—	—
Eric M. Merrill	—	—	—	—	—	3,068	(2)	84,462	—	—
	27,000	—	—	15.45	2/14/16	—		—	—	—
	—	—	—	—	—	5,415	(3)		—	—
	—	—	—	—	—	2,929	(7)		—	—
	—	—	—	—	—	9,025	(4)		—	—
	—	—	—	—	—	12,496	(5)		—	—
	—	—	—	—	—	17,189	(6)		—	—

(1)	Includes restricted stock units which were issued as dividend equivalent units in connection with Waste Connections’ first quarterly cash dividend that was paid on November 12, 2010. The units issued as dividend equivalent units will vest in equal annual installments on the same schedule as the restricted stock unit awards to which such dividend equivalent units correspond. See “Grants of Plan Based Awards in Fiscal Year 2010” for more detail.

(2)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of February 14, 2006.

(3)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of February 1, 2007.

(4)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of February 5, 2008.

(5)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of February 11, 2009.

(6)	The restricted stock units vest in equal, annual installments over the four-year period following the grant date of February 11, 2010.

(7)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of June 1, 2007.

(8)	Based on the closing price of our common stock of $27.53 on the New York Stock Exchange on December 31, 2010.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2010

The following table summarizes each exercise of stock options, each vesting of restricted stock units and related information for each of our NEOs on an aggregated basis during 2010. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of November 12, 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Ronald J. Mittelstaedt	346,858	3,740,261	15,739	802,387
Worthing F. Jackman	217,503	2,759,286	7,694	397,891
Steven F. Bouck	374,080	5,274,977	9,468	486,818
Darrell W. Chambliss	56,820	606,198	7,962	411,179
Eric M. Merrill	94,500	1,158,967	4,812	287,461

PENSION BENEFITS IN FISCAL YEAR 2010

We do not sponsor any qualified or non-qualified defined benefit plans for any of our executive officers, including the NEOs.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2010

The following table summarizes the participation of our NEOs during 2010 in our Nonqualified Deferred Compensation Plan, which is our only plan that provides for the deferral of compensation on a basis that is not tax-qualified.

					Aggregate
	Executive	Registrant	Aggregate		Balance
	Contributions	Contributions	Earnings	Aggregate	at Last
	in Last	in Last	in Last	Withdrawals/	Fiscal Year
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	End
Name	($)(1)	($)(1)	($)(2)	($)	($)(3)

Ronald J. Mittelstaedt	1,036,031	3,634	4,453	16,464	2,130,259
Worthing F. Jackman	18,000	6,125	19,969	25,375	118,734
Steven F. Bouck	284,066	2,414	67,763	—	830,777
Darrell W. Chambliss	17,336	6,125	46,676	—	367,833
Eric M. Merrill	5,566	3,269	4,777	—	29,762

(1)	Amounts in these columns represent base salary and/or cash performance bonus each NEO elected to defer and our annual matching contributions in lieu of matching contributions into our 401(k) plan. Contributions by an NEO are reported in the Summary Compensation Table elsewhere in this proxy statement and matching contributions we make to an NEO’s account are reported in the Summary Compensation Table under “All Other Compensation.”

(2)	Amounts in this column are not included in any other amounts disclosed in this proxy statement, as the amounts are not preferential earnings. Instead, earnings disclosed are determined by reference to the returns on one or more select mutual funds, as determined by the participant, that are also available for investment by the general public.

(3)	Amounts shown in this column include the following amounts that were reported as compensation to the NEO in the Summary Compensation Table in our previous proxy statements:

•	For Mr. Mittelstaedt, a total of $1,434,306 was reported (2005 to 2010);
•	For Mr. Jackman, a total of $137,947 was reported (2005 to 2010);
•	For Mr. Bouck, a total of $510,617 was reported (2005 to 2010);
•	For Mr. Chambliss, a total of $302,849 was reported (2005 to 2010); and
•	For Mr. Merrill, a total of $12,000 was reported (2005 to 2010).

The NEOs and certain other highly compensated employees are entitled to participate in the Nonqualified Deferred Compensation Plan, which we put in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by the IRC. The Nonqualified Deferred Compensation Plan allows an eligible employee to voluntarily defer receipt of up to 80% of the employee’s base salary, and up to 100% of bonuses, commissions and restricted stock unit grants. We make a matching contribution of 50% of every dollar of a participating employee’s pre-tax contributions until the employee’s contributions equal five percent of the employee’s eligible compensation, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, subject to the limits stated in the Nonqualified Deferred Compensation Plan. Our matching contributions are 100% vested when made. The company also credits an amount reflecting a deemed return to each participant’s deferred compensation account periodically, based on the returns of various mutual funds or measurement funds selected by the participant, except in the case of restricted stock units that are deferred, which are credited as shares of company common stock. The earnings on an employee’s deferred compensation may exceed or fall short of market rate returns, depending on the performance of the funds selected compared to the markets in general.

The investment options and their annual rates of return for the calendar year ended December 31, 2010, that are offered by our plan administrator are contained in the following tables.

Rate of Return
in 2010
Name of Investment Option	(%)

AllianceBern VPS Real Estate A	26.34
American Funds IS International 2	7.67
Fidelity VIP Mid Cap Svc	28.75
Franklin Small Cap Value Securities CI2	28.22
Invesco V.I. Core Equity I	9.56
Invesco V.I. Mid Cap Core Equity I	14.11
Ivy Funds VIP High Income	14.85
Janus Aspen Balanced Svc	8.12
Janus Aspen Forty Svc	6.48
Januse Aspen Overseas Svc	25.02
Janus Aspen Perkins Mid Cap Value Svc	15.36
MFS Var Ins Tr II Intl Value SC	8.78
MFS VIT Value – SC	11.22
PIMCO VIT Real Return Admin	8.10
PIMCO VIT Total Return Admin	8.11
Pioneer Emerging Markets VCT I	15.89
Royce Capital Small-Cap Inv	20.52
Van Eck VIP Tr Global Hard Assets I	29.23
Vanguard Var Ins Money Market	0.23
Wells Fargo Advantage VT Small Cap Gr 1	26.93

Distributions from the Nonqualified Deferred Compensation Plan are automatically triggered by the occurrence of certain events. Upon retirement, as defined in the plan, a participant will receive a distribution from the plan in the form he previously selected — either in a lump sum or in annual installments over any period selected, up to fifteen years. Payments will commence within 60 days after the last day of the six-month period immediately following the retirement date. Upon termination of employment, a participant will receive a distribution from the plan in a lump sum within 60 days after the last day of the six-month period immediately following the termination date. If a participant becomes disabled, he will receive his entire account balance in a lump sum within 60 days of the date on which he became disabled. Upon the death of a participant during employment or while receiving his retirement benefits under the plan, his unpaid account balance will be paid to his beneficiary in a lump sum within 60 days of the date the plan committee is notified of his death.

Participants also elect whether to receive a distribution of their entire account balance in a lump sum upon a change in control of our company, as defined in the plan, or whether to have their account balance remain in the plan after a change in control. In the absence of such an election, a participant will receive a distribution after a change in control occurs. Participants may also choose to receive lump sum distributions of all or a portion of their account balances upon optional, scheduled distribution dates or upon an unforeseeable financial emergency. Optional distribution dates must be a January 1 that is at least three years after the end of the plan year in which the deferral election is made. Optional distributions may be postponed, subject to certain conditions specified in the plan. Distributions upon an unforeseeable financial emergency are also subject to certain restrictions specified in the plan.

EQUITY COMPENSATION PLAN INFORMATION

The following is a summary of all of our equity compensation plans and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2010. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of November 12, 2010.

	(a)		(b)		(c)
Number of Securities
			Weighted-		Remaining Available
			Average		for
	Number of Securities		Exercise Price of		Future Issuance Under
	to be Issued Upon		Outstanding		Equity Compensation
	Exercise of		Options,		Plans (Excluding
	Outstanding Options,		Warrants		Securities Reflected in
Equity Compensation Plan Category	Warrants and Rights		and Rights		Column (a))

Approved by stockholders(1)	2,174,243	(2)(3)	$14.21	(4)	4,101,451	(3)(5)
Not approved by stockholders(8)	626,041	(6)	$12.68	(7)	288,355	(6)

Total	2,800,284		$13.47	(4)(7)	4,389,806

(1)	Consists of: (a) the Third Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”); (b) the 2002 Senior Management Equity Incentive Plan (the “Senior Incentive Plan”); and (c) the Second Amended and Restated 1997 Stock Option Plan (the “1997 Plan”).

(2)	Includes an aggregate of 1,514,459 restricted stock units.

(3)	While options granted under the 1997 Plan remain outstanding, the term of the plan expired in 2007, and as a result no further awards may be granted under the plan.

(4)	Excludes restricted stock units.

(5)	The remaining 2,614,951 shares reserved for issuance under the 2004 Plan will be issuable upon the exercise of future stock option grants or pursuant to future restricted stock or restricted stock unit awards that vest upon the attainment of prescribed performance milestones or the completion of designated service periods. The remaining 1,500,000 shares reserved for issuance under the Senior Incentive Plan will be issuable upon the exercise of future stock option grants made thereunder.

(6)	While options granted under the 2002 Stock Option Plan remain outstanding, the Board of Directors unanimously adopted resolutions in 2008 approving the reduction of the shares available for future issuance under the plan from 128,636 to zero, and as a result no further awards may be granted under the plan.

(7)	Excludes restricted stock.

(8)	Consists of the plans summarized below.

The material features of our equity compensation plans not approved by stockholders are described below.

2002 Stock Option Plan

In 2002, our Board of Directors authorized the 2002 Stock Option Plan. Participation in the 2002 Stock Option Plan is limited to consultants and employees, other than officers and directors. Options granted under the 2002 Stock Option Plan are nonqualified stock options and have a term of no longer than ten years from the date they are granted. Options generally become exercisable in installments pursuant to a vesting schedule set forth in each option agreement. The Compensation Committee currently administers the 2002 Stock Option Plan. The Compensation Committee authorizes the granting of options and determines the employees and consultants to whom options are to be granted, the number of shares subject to each option, the exercise price, option term, vesting schedule and other terms and conditions of the options. However, while options previously granted under the 2002 Stock Option Plan remain outstanding, the Board of Directors unanimously adopted resolutions in 2008 approving the reduction of the shares available for future issuance under the plan from 128,636 to zero, and as a result no further awards may be granted under the plan. Options previously granted under the plan have exercise prices per share as determined by the Compensation Committee at the time of grant. Immediately prior to a change in control, all outstanding options under the 2002 Stock Option Plan will automatically accelerate and become immediately exercisable. The Compensation Committee may in its discretion provide that the shares subject to an option under the 2002 Stock Option Plan may (i) continue as an immediately exercisable option, (ii) be assumed as immediately exercisable options by the surviving corporation or its parent, (iii) be substituted by immediately exercisable options granted by the surviving corporation or its parent with substantially the same terms for the option, or (iv) be cancelled after payment to optionee of an amount in cash or other consideration delivered to the stockholders of the company reduced by the exercise price.

2002 Restricted Stock Plan

In 2002, our Board of Directors adopted the 2002 Restricted Stock Plan in which selected employees, other than executive officers and directors, may participate. Restricted stock awards under the 2002 Restricted Stock Plan may or may not require a cash payment from a participant to whom an award is made. The awards become free of the stated restrictions over periods determined at the date of the grant, subject to continuing employment, the achievement of particular performance goals and/or the satisfaction of certain vesting provisions applicable to each award of shares. The Compensation Committee currently administers the 2002 Restricted Stock Plan. The Compensation Committee authorizes the grant of any stock awards and determines the employees to whom shares are awarded, number of shares to be awarded, award period and other terms and conditions of the awards. Shares of restricted stock may be forfeited and revert to us if a plan participant resigns from Waste Connections and its subsidiaries, is terminated for cause or violates the terms of any non-competition or non-solicitation agreements to which that plan participant is bound (if such plan participant has been terminated without cause). Immediately prior to a change in control, all restrictions imposed by the Compensation Committee on any outstanding restricted stock award under the 2002 Restricted Stock Plan will be immediately automatically cancelled and such award will be fully vested, and any applicable performance goals will be deemed achieved at not less than the target level.

2002 Consultant Incentive Plan

In 2002, our Board of Directors authorized the 2002 Consultant Incentive Plan, under which warrants to purchase our common stock may be issued to certain of our consultants. Warrants awarded under the Consultant Incentive Plan are subject to a vesting schedule set forth in each warrant agreement. Historically, warrants issued have been fully vested and exercisable at the date of grant. The Compensation Committee currently administers the 2002 Consultant Incentive Plan. The Compensation Committee authorizes the issuance of warrants and determines the consultants to whom warrants are to be issued, the number of shares subject to each warrant, the purchase price, exercise date and period, warrant term and other terms and conditions of the warrants. All warrants granted under the plan shall have purchase prices per share at least equal to the fair market value of the underlying common stock on the date of grant.

Non-Plan Warrants

Prior to the Board of Directors’ approval of the 2002 Consultant Incentive Plan, we issued warrants to purchase our common stock on an individual basis to certain consultants that assisted us in various capacities and certain employees. Historically, these warrants were issued fully vested and were exercisable at the date of grant. The Board of Directors authorized the issuance of such warrants and determined the consultants and employees to whom such warrants were issued, the number of shares subject to each warrant, the purchase price, exercise date and period, warrant term and other terms and conditions of the warrants.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into employment agreements with each of our NEOs. Each of these agreements provides for certain payments to the NEO in the event of his termination, resignation, death or disability, or upon a change in control of our company.

Termination by the Company

We may terminate an NEO’s employment with or without cause. Terminations for cause are subject to a sixty-day notice and right to cure provision in each NEO’s employment agreement. “Cause” is generally defined in each of these employment agreements as follows:

•	a material breach of any of the terms of the agreement that is not immediately corrected following written notice of default specifying such breach;

•	except in Mr. Mittelstaedt’s case, a breach of any of the provisions of the non-competition and non-solicitation provisions of the agreement;

•	repeated intoxication with alcohol or drugs while on company premises during its regular business hours to such a degree that, in the reasonable judgment of the other managers of the company, the employee is abusive or incapable of performing his duties and responsibilities under the agreement;

•	conviction of a felony; or

•	misappropriation of property belonging to the company and/or any of its affiliates.

Termination Upon Death or Disability

In the event of the disability or death of an NEO, in addition to the payments listed in the tables below, the NEO may receive benefits under our long-term disability insurance and our life and accidental death and dismemberment insurance plans, which provide for broad-based employee participation.

Termination by the Employee

Each NEO may terminate his employment without good reason. In addition, except for Mr. Merrill, each NEO may terminate his employment for good reason. “Good Reason” is generally defined in each of these employment agreements as follows:

•	assignment to the employee of duties inconsistent with his responsibilities as they existed on the date of the agreement, a substantial alteration in the title(s) of the employee (so long as the existing corporate structure of the company is maintained) or a substantial alteration in the status of the employee in the company organization as it existed on the date of the agreement;

•	the relocation of the company’s principal executive office to a location more than 50 miles from its present location;

•	a reduction by the company in the employee’s base salary without the employee’s prior approval;

•	a failure by the company to continue in effect, without substantial change, any benefit plan or arrangement in which the employee was participating or the taking of any action by the company which would adversely affect the employee’s participation in or materially reduce his benefits under any benefit plan (unless such changes apply equally to all other management employees of the company);

•	any material breach by the company of any provision of the agreement without the employee having committed any material breach of his obligations thereunder, which breach is not cured within 20 days following written notice thereof to the company of such breach; or

•	the failure of the company to obtain the assumption of the agreement by any successor entity.

Change in Control

A change in control of Waste Connections is generally treated as a termination without cause of the NEO, unless he elects in writing to waive the applicable provision of his employment agreement. Under each of these employment agreements, a “Change in Control” is generally deemed to have occurred if:

•	there shall be consummated (a) any reorganization, liquidation or consolidation of the company, or any merger or other business combination of the company with any other corporation, other than any such merger or other combination that would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such transaction; or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company;

•	any person (as defined in the agreement), shall become the beneficial owner (as defined in the agreement), directly or indirectly, of 50% or more of the company’s outstanding voting securities; or

•	during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by the company’s stockholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.

In addition to his severance payments described in the tables below, in the event of a change in control after which any previously outstanding option, warrant or other right relating to our capital stock fails to remain outstanding, each of the NEOs would be entitled to receive either: (i) options to purchase that number of shares of stock of the acquiring company that he would have received had he exercised his terminated Waste Connections options, warrants or rights immediately prior to the acquisition resulting in a change in control and received for the shares acquired on exercise of such options shares of the acquiring company in the change in control transaction (the aggregate exercise price for the shares covered by such options would be the aggregate exercise price for the terminated Waste Connections options, warrants or rights); or (ii) a lump sum payment equal on an after-tax basis to at least the net after-tax gain he would have realized on exercise of such options of the acquiring company and sale of the underlying shares.

Potential Payments

The following tables estimate the payments we would be obligated to make to each of our NEOs as a result of his termination or resignation or because of a change in control of our company pursuant to the employment agreements we have entered into with each of our NEOs and certain other arrangements noted in the tables. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances.

For illustrative purposes only, the tables assume that: (a) a notice of termination was received by the employee or a change in control in our company occurred on December 31, 2010, as applicable; (b) the price per share of our common stock is $27.53, the closing price on December 31, 2010, the last business day of that year; and (c) the reason for a termination for cause is not susceptible to the NEO’s 60-day right to cure under his employment agreement. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of November 12, 2010.

In addition to the amounts reflected in the tables, on termination of an NEO’s employment agreement by us or by him as provided in his agreement, all vested deferred compensation and other retirement benefits payable to the employee under benefit plans in which he then participated would be paid to him in accordance with the provisions of the respective plans. These plans include our voluntary 401(k) plan and our Nonqualified Deferred Compensation Plan.

Ronald J. Mittelstaedt, Chairman and Chief Executive Officer

In the event Mr. Mittelstaedt voluntarily terminates his employment without good reason or his employment is terminated for cause, we have the option to make him subject to the terms of the non-competition and non-solicitation provisions of his employment agreement for a period of 18 months from the date of termination, referred to as the Optional Restricted Period, in which case he would be entitled to the same severance benefits to which he would be entitled in the event of a termination without cause.

Mr. Mittelstaedt’s employment agreement defines the term “Total Compensation,” used in the table below, to equal the sum of: (i) twelve months of his base salary as of the termination date; (ii) the maximum bonus of 230% of such base salary; and (iii) the amount of all vehicle allowance and vehicle-related, telephone and facsimile reimbursements that were payable to him with respect to the twelve months preceding the termination date.

Mr. Mittelstaedt’s employment agreement also defines the term “Health Insurance Benefit,” used in the table below, as an amount equal to the excess of (i) the premiums payable by him to cover himself, his wife and his children for a three-year period beginning on the termination date under a health insurance plan that provides benefits comparable to those available under our health insurance plan then in effect, over (ii) the premiums that would be payable by him if he were still employed by us to cover himself, his wife and his children for that three-year period under our health insurance plan in effect on the termination date. In the case of a termination on death, the Health Insurance Benefit shall be calculated with respect to coverage only for Mr. Mittelstaedt’s wife and children. In both cases, for illustrative purposes only, we have used the cost for an employee plus unlimited dependents that Mr. Mittelstaedt or his family would pay under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, if they elected to extend their health coverage under our group health plan for the period indicated.

							Termination by
							Employee	Termination
							Without	by Employee
	Termination	Termination					Good	Without Good
	for Cause	for Cause					Reason Not	Reason
	Not Subject	Subject to				Termination	Subject to	Subject to
	to Optional	Optional	Termination	Termination	Termination	by Employee	Optional	Optional
	Restricted	Restricted	Without	on	on	For	Restricted	Restricted	Change in
	Period	Period	Cause	Disability	Death	Good Reason	Period	Period	Control

Base Salary	$—(1)	$—(1)	$—(1)	$1,699,470(8)	$—(1)	$—(1)	$—(1)	$—(1)	$—(1)

Bonus	—(2)	1,237,860(5)	1,237,860(5)	1,237,860(5)	1,237,860(5)	1,237,860(5)	—(2)	1,237,860(5)	1,237,860(5)

Severance Payment	—	5,370,405(6)	5,370,405(6)	—	5,370,405(6)	5,370,405(6)	—	5,370,405(6)	5,370,405(6)

Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—(3)	4,112,789(7)	4,112,789(7)	4,112,789(7)	4,112,789(7)	4,112,789(7)	—(3)	4,112,789(7)	4,112,789(7)

Gross Up Payment	—(4)	—(4)	—(4)	—(4)	—(4)	—(4)	—(4)	—(4)	—(4)

TOTAL	$—	$10,021,394	$10,021,394	$7,050,119	$10,021,394	$10,021,394	$—	$10,021,394	$10,021,394

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)	Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)	Reflects a lump sum payment of the prorated portion of the maximum bonus available to the employee under his employment agreement and the Amended SMIP for the year in which the termination occurs, which is 230% of his base salary at the time of termination.

(6)	Reflects a lump sum payment equal to the sum of: (i) an amount equal to three times the employee’s Total Compensation and (ii) the employee’s Health Insurance Benefit.

(7)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the fifth anniversary of the date of termination.

(8)	Reflects a lump sum payment equal to the base salary payable to employee through the end of the term of his employment agreement, which for Mr. Mittelstaedt is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Mittelstaedt’s employment agreement currently expires on February 28, 2014.

Worthing F. Jackman, Executive Vice President and Chief Financial Officer

						Termination
					Termination	by Employee
	Termination	Termination	Termination	Termination	by Employee	Without
	for	Without	on	on	For Good	Good	Change in
	Cause	Cause	Disability	Death	Reason	Reason	Control

Base Salary	$—(1)	$—(5)	$741,657(9)	$—(5)	$—(5)	$—(1)	$—(5)
Bonus	—(2)	481,275(6)	481,275(10)	481,275(6)	481,275(6)	—(2)	481,275(6)
Severance Payment	—	2,406,375(7)	—	2,406,375(7)	2,406,375(7)	—	2,406,375(7)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—(3)	2,025,079(8)	2,025,079(8)	2,025,079(8)	2,025,079(8)	—(3)	2,025,079(8)
Gross Up Payment	—(4)	—(4)	—(4)	—(4)	—(4)	—(4)	1,033,044(4)
TOTAL	$—	$4,912,729	$3,248,011	$4,912,729	$4,912,729	$—	$5,945,773

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)	Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (7) for payment terms.

(6)	Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement and the Amended SMIP for the year in which the termination occurs, which is 150% of his base salary at the time of termination. See footnote (7) for payment terms.

(7)	Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (5) and (6), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(8)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination.

(9)	Reflects base salary payable to the employee through the end of the term of his employment agreement, which for Mr. Jackman is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Jackman’s employment agreement currently expires on April 25, 2013. See footnote (10) for payment terms.

(10)	Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 150% of his base salary at the time of termination. Together with the payment under footnote (9), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Steven F. Bouck, President

						Termination
					Termination	by Employee
	Termination	Termination	Termination	Termination	by Employee	Without
	for	Without	on	on	For Good	Good	Change in
	Cause	Cause	Disability	Death	Reason	Reason	Control

Base Salary	$—(1)	$—(5)	$1,095,806(9)	$—(5)	$—(5)	$—(1)	$—(5)
Bonus	—(2)	597,713(6)	597,713(10)	597,713(6)	597,713(6)	—(2)	597,713(6)
Severance Payment	—	2,988,563(7)	—	2,988,563(7)	2,988,563(7)	—	2,988,563(7)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—(3)	2,494,521(8)	2,494,521(8)	2,494,521(8)	2,494,521(8)	—(3)	2,494,521(8)
Gross Up Payment	—(4)	—(4)	—(4)	—(4)	—(4)	—(4)	—(4)
TOTAL	$—	$6,080,796	$4,188,040	$6,080,796	$6,080,796	$—	$6,080,796

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)	Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (7) for payment terms.

(6)	Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement and the Amended SMIP for the year in which the termination occurs, which is 150% of his base salary at the time of termination. See footnote (7) for payment terms.

(7)	Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (5) and (6), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(8)	Reflects the immediate vesting of all of the employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination.

(9)	Reflects base salary payable to employee through the end of the term of his employment agreement, which for Mr. Bouck is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Bouck’s employment agreement currently expires on September 30, 2013. See footnote (10) for payment terms.

(10)	Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 150% of his base salary at the time of termination. Together with the payment under footnote (9), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Darrell W. Chambliss, Executive Vice President and Chief Operating Officer

						Termination
					Termination	by Employee
	Termination	Termination	Termination	Termination	by Employee	Without
	for	Without	on	on	For Good	Good	Change in
	Cause	Cause	Disability	Death	Reason	Reason	Control

Base Salary	$—(1)	$—(5)	$836,141(9)	$—(5)	$—(5)	$—(1)	$—(5)
Bonus	—(2)	520,088(6)	520,088(10)	520,088(6)	520,088(6)	—(2)	520,088(6)
Severance Payment	—	2,600,438(7)	—	2,600,438(7)	2,600,438(7)	—	2,600,438(7)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—(3)	2,135,007(8)	2,135,007(8)	2,135,007(8)	2,135,007(8)	—(3)	2,135,007(8)
Gross Up Payment	—(4)	—(4)	—(4)	—(4)	—(4)	—(4)	—(4)
TOTAL	$—	$5,255,532	$3,491,235	$5,255,532	$5,255,532	$—	$5,255,532

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)	Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (7) for payment terms.

(6)	Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement and the Amended SMIP for the year in which the termination occurs, which is 150% of his base salary at the time of termination. See footnote (7) for payment terms.

(7)	Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (5) and (6), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(8)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination.

(9)	Reflects base salary payable to employee through the end of the term of his employment agreement, which for Mr. Chambliss is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Chambliss’ employment agreement currently expires on May 31, 2013. See footnote (10) for payment terms.

(10)	Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 150% of his base salary at the time of termination. Together with the payment under footnote (9), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Eric M. Merrill, Senior Vice President — People, Safety and Development

	Termination	Termination	Termination	Termination
	for	Without	on	on	Termination	Change in
	Cause	Cause(4)	Disability	Death	by Employee	Control

Base Salary	$—(1)	$—(5)	$—(5)	$—(5)	$—(1)	$—(5)
Bonus	—(2)	192,375(6)	192,375(6)	192,375(6)	—(2)	192,375(6)
Severance Payment	—	290,493(7)	290,493(7)	285,000(9)	—	285,000(10)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—(3)	1,379,859(8)	1,379,859(8)	1,379,859(8)	—(3)	1,379,859(8)
TOTAL	$—	$1,862,727	$1,862,727	$1,857,234	$—	$1,857,234

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)	Upon such a termination, Waste Connection would pay as incurred Mr. Merrill’s expenses, up to $15,000, associated with career counseling and resume development.

(5)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnotes (7), (9) and (10) for payment terms.

(6)	Reflects the prorated maximum bonus available to the employee under his employment agreement and the MICP for the year in which the termination occurs, which is 67.5% of his base salary at the time of termination. See footnotes (7), (9) and (10) for payment terms.

(7)	Reflects an amount equal to the sum of: (i) an amount equal to the lesser of (a) the employee’s annual base salary for a period of one year, and (b) the employee’s annual base salary for the remainder of the term of his employment agreement; plus (ii) an amount equal to Waste Connections’ portion (but not the employee’s portion) of the cost of medical insurance at the rate in effect on the date of termination for a period of one year from the date of termination. For illustrative purposes only, we have used the cost for an employee that Mr. Merrill would pay under COBRA if he elected to extend his health coverage under our group health plan for the period indicated. Together with the payments under footnotes (5) and (6), this amount will be paid in accordance with Waste Connections’ normal payroll practices and not as a lump sum. Employee is subject to non-competition and non-solicitation covenants, which are generally for one year after the date of termination.

(8)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the first anniversary of the date of termination.

(9)	Reflects an amount equal to the lesser of (a) the employee’s annual base salary for a period of one year, and (b) the employee’s annual base salary for the remainder of the term of his employment agreement.

Together with the payments under footnotes (5) and (6), this amount will be paid in accordance with Waste Connections’ normal payroll practices and not as a lump sum.

(10)	Reflects an amount equal to the lesser of (a) the employee’s annual base salary for a period of one year, and (b) the employee’s annual base salary for the remainder of the term of his employment agreement. Together with the payments under footnotes (5) and (6), this amount will be paid in a lump sum. Employee is subject to non-competition and non-solicitation covenants, which are generally for one year after the change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 20, 2005, Namen Chambliss has held the position of Network Manager for the company. Mr. N. Chambliss is the brother of Darrell Chambliss, our Executive Vice President and Chief Operating Officer. Previously, Mr. N. Chambliss held the position of Systems Operations Supervisor for the Eastern Region (now our Southern Region), and was based in our regional office in Memphis, Tennessee. The total salary and bonus compensation we paid to Mr. N. Chambliss in 2010 was $114,871. In addition, Mr. N. Chambliss had $32,181 of restricted stock units vest in 2010. In 2010, we granted Mr. N. Chambliss 887 restricted stock units. The units were granted on the same general terms and conditions as units granted to other employees at the same management level. As Network Manager, Mr. N. Chambliss’ annual salary is $102,000 as of January 22, 2011. Shares and share prices discussed in this proxy statement have been adjusted to reflect our three-for-two stock split, in the form of a 50% stock dividend, effective as of November 12, 2010.

Review, Approval or Ratification of Transactions with Related Persons

The charter of our Board of Directors’ Nominating and Corporate Governance Committee provides that among the Committee’s responsibilities is the review and approval of any material transaction between us and any of our directors or executive officers or any entity affiliated with such a person, including assessing whether the transaction is fair and in our interests, why we should enter into it with a related rather than an unrelated party, and whether public disclosure is required.

In addition, the Nominating and Corporate Governance Committee developed and the Board of Directors approved our Corporate Governance Guidelines and our Code of Conduct and Ethics, including a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as required by Section 406 of the Sarbanes-Oxley Act. The Committee reviews the Guidelines and Code on an annual basis, or more frequently if appropriate, and recommends to the Board of Directors changes as necessary.

In addressing conflicts of interest, the Code provides that no officer, director or employee may be subject to influences, interests or relationships that conflict with the best interests of the company. It states that a conflict of interest exists when a person is in a position to influence a decision that may personally benefit that person or a person he or she is related to by blood or marriage as a result of the company’s business dealings. The Code provides that each officer, director and employee of the company must avoid any investment, interest or association that interferes or might interfere with that person’s independent exercise of judgment in the company’s best interests, and that service to the company should never be subordinated to personal gain or advantage.

In an effort to help avoid these and other conflicts of interest, the Code sets forth certain rules the company has adopted, including rules that prohibit: (a) officers, directors or any employees who buy or sell goods or services or have responsibility connected to buying and selling for or on behalf of the company and members of their respective families from having certain economic interests in business concerns that transact business with the company or are in competition with it; (b) officers, directors or employees or members of their respective families from giving or accepting certain gifts to or from any person soliciting or doing business with the company; (c) officers or employees of the company from serving as a director of any other company that is organized for profit without the written approval of the Nominating and Corporate Governance Committee; and (d) officers, directors or employees from having any material interest in a business that deprives the company of any business opportunity or is in any way detrimental to the company.

Each officer and director must report all actual or potential conflicts of interest to the Nominating and Corporate Governance Committee. Directors must also comply with the conflict provisions relating to directors set forth in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will resolve all conflicts of interest involving officers or directors. If a conflict involves a member of the Nominating and Corporate Governance Committee, that committee will resolve the conflict only if there are two disinterested directors remaining on that committee. Otherwise, the matter will be resolved by the entire Board of Directors. If a significant conflict exists involving a director that cannot be resolved and cannot be waived, the director must resign.

The Nominating and Corporate Governance Committee has the sole authority to waive provisions of our Code of Conduct and Ethics with respect to executive officers and directors in specific circumstances where it determines that such waiver is appropriate, subject to compliance with applicable laws and regulations. Any such waivers will be promptly disclosed to our stockholders to the extent required by applicable laws and regulations.

AUDIT COMMITTEE REPORT

The Audit Committee has prepared the following report for Waste Connections’ stockholders.

The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Messrs. Razzouk and Davis, met five times in 2010. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for Waste Connections’ internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for: (i) auditing the effectiveness of the company’s internal control over financial reporting based on its audit; and (ii) performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibilities are to review the company’s internal controls and the objectivity of its financial reporting, and to meet with appropriate financial personnel and the company’s independent registered public accounting firm in connection with these reviews. The Audit Committee also reviews the professional services provided by the company’s independent registered public accounting firm and reviews such other matters concerning Waste Connections’ accounting principles and financial and operating policies, controls and practices, its public financial reporting policies and practices, and the results of its annual audit as the Audit Committee may find appropriate or as may be brought to the Audit Committee’s attention.

In this context, the Audit Committee has met and held discussions with Waste Connections’ management and its independent registered public accounting firm. Management represented to the Audit Committee that Waste Connections’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committee), as amended, as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Waste Connections’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Michael W. Harlan, Chairman
Robert H. Davis
William J. Razzouk

PROPOSAL 2 — AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Previous Stock Splits

Our Amended and Restated Certificate of Incorporation currently authorizes 150,000,000 shares of common stock and 7,500,000 shares of preferred stock, all with a par value of $0.01 per share. At our annual stockholders meeting in 2004, our stockholders approved an amendment to our certificate of incorporation that increased the authorized number of shares of common stock from 50,000,000 to 100,000,000. That increase allowed us to complete our first 3-for-2 split of our common stock, in the form of a 50% stock dividend, on June 24, 2004. Pursuant to that stock split, our issued and outstanding common stock as of June 10, 2004, the record date of that split, increased from 31,957,596 shares to 47,936,394 shares, in addition to the increase in shares reserved for issuance upon conversion or exercise of outstanding securities or reserved for future issuance under our various equity incentive plans.

On March 13, 2007, we completed our second 3-for-2 split of our common stock, in the form of a 50% stock dividend. Our issued and outstanding common stock as of February 27, 2007, the record date of that split, increased from 45,755,363 shares to 68,633,044 shares, in addition to the increase in shares reserved for issuance upon conversion or exercise of outstanding securities or reserved for future issuance under our various equity incentive plans. Subsequently, at our annual stockholders meeting on May 16, 2007, our stockholders approved an amendment to our certificate of incorporation that increased the authorized number of shares of common stock from 100,000,000 to 150,000,000. That increase was necessary to enable us, following the 2007 split, to reserve a sufficient number of shares to meet all known requirements and provide flexibility in the future for general corporate purposes such as stock dividends or splits, acquisitions, equity and convertible security financings, and issuances under stock option, restricted stock, warrant or other employee equity incentive plans.

Recent Stock Split

On November 12, 2010, we completed our third 3-for-2 split of our common stock, in the form of a 50% stock dividend. Our issued and outstanding common stock as of October 29, 2010, the record date of that split, increased from 76,959,402 shares to 115,439,103 shares, in addition to the increase in shares reserved for issuance upon conversion or exercise of outstanding securities or reserved for future issuance under our various equity incentive plans. As of March 22, 2011, 120,234,372 shares of our common stock were either issued and outstanding, reserved for issuance upon conversion or exercise of outstanding securities, or reserved for future issuance under our various equity incentive plans.

Summary of Proposal

At the annual meeting, our stockholders will be asked to consider and act on an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 150,000,000 to 250,000,000 shares. The Board of Directors approved this amendment to the Amended and Restated Certificate of Incorporation on January 28, 2011.

Waste Connections has grown significantly since its inception in 1997. Our Board of Directors believes that the increase in authorized shares is necessary to enable us to reserve a sufficient number of shares to meet all known requirements and provide flexibility in the future for general corporate purposes such as stock dividends or splits, acquisitions, equity and convertible security financings, and issuances under stock option, restricted stock unit, restricted stock, warrant or other employee equity incentive plans.

The proposed amendment would increase the number of shares of common stock that we are authorized to issue from 150,000,000 to 250,000,000. The additional 100,000,000 shares would be part of the existing class of common stock, and, if and when issued, would have the same rights and privileges as the shares of common stock currently issued and outstanding. The common stock does not and will not have any preemptive rights to purchase newly issued shares.

Unless deemed advisable by the Board of Directors, no further stockholder authorization would be sought for the issuance of additional shares of common stock. The Board of Directors has no immediate plans, intentions or commitments to issue additional shares of common stock for any purpose, including rendering more difficult or discouraging a merger, tender offer, proxy contest or other change in control of Waste Connections.

If the amendment is approved, Article V, Section A of Waste Connections’ Amended and Restated Certificate of Incorporation would be amended and restated to read as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The amount of the total authorized capital stock of the Corporation is 257,500,000 shares, divided into (a) 250,000,000 shares of Common Stock, par value $0.01 per share, and (b) 7,500,000 shares of Preferred Stock, par value $0.01 per share.”

If the amendment is approved by the stockholders, we expect to file with the Delaware Secretary of State, promptly after the annual meeting, an Amended and Restated Certificate of Incorporation to become effective on May 23, 2011.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 150,000,000 TO 250,000,000 SHARES.

PROPOSAL 3 — APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal year 2010. The Audit Committee of the Board of Directors requests that stockholders ratify its selection of PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm for the fiscal year 2011. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ratification by stockholders is not required by law, our Amended and Restated Certificate of Incorporation or our Third Amended and Restated Bylaws in order for the Audit Committee to appoint an independent registered public accounting firm, but the appointment is submitted to you by the Audit Committee in order to give stockholders a voice in the appointment of the company’s independent registered public accounting firm. If the stockholders should fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider the appointment. Even if stockholders approve the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2011.

The following table sets forth fees billed for professional services rendered in 2010 and 2009 by PricewaterhouseCoopers LLP.

	2010	2009

Audit Fees	$1,179,458	$1,515,692
Audit-Related Fees	—	—
Tax Fees	30,000	33,600
All Other Fees	3,000	3,000
Total	$1,212,458	$1,552,292

Audit Fees consist of fees associated with both the audit of our consolidated financial statements and the audit of our internal control over financial reporting for fiscal years 2010 and 2009, review of the consolidated financial statements included in our quarterly reports on Form 10-Q, comfort letters, consents, assistance with review of documents filed with, or furnished to, the SEC, and accounting consultations.

Tax Fees consist of fees associated with tax compliance, advice and planning in 2010 and 2009. Tax compliance, advice and planning in 2010, principally included review of a Form 3115 Application for Change in Accounting Method and various other tax-related consultations and, in 2009, principally included analyses to determine the amount of tax basis associated with both proposed and consummated acquisitions.

All Other Fees consist of a license fee for an online accounting and reporting research database.

The Audit Committee considers the services provided by PricewaterhouseCoopers LLP described under “Tax Fees” and “All Other Fees” to be compatible with PricewaterhouseCoopers LLP’s independence during the periods covered.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chairman of the Audit Committee authority to approve permitted services, provided that the chairman reports all approvals to the Audit Committee at its next meeting. All of the fees described above under “Audit Fees”, “Tax Fees” and “All Other Fees” were approved by the Audit Committee.

PROPOSAL 4 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (SAY ON PAY)

In accordance with recently adopted Section 14A of the Exchange Act, which was added under the Dodd-Frank Act, we are asking stockholders to approve an advisory resolution on the company’s named executive officer compensation as reported in this proxy statement. As described above in the “Compensation Discussion and Analysis”, the Compensation Committee has structured our NEO compensation program to achieve the following key objectives:

•	Attract and retain individuals with superior leadership ability and managerial talent by providing competitive compensation and rewarding outstanding performance;

•	Ensure that NEO compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	Provide an incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	Provide a balanced approach to compensation policies and practices that does not promote excessive risk-taking.

In fiscal year 2010, Waste Connections reported record financial results and delivered total shareholder returns, or TSR, above both the S&P 500 Index and a peer group of solid waste companies. With an almost 674.3% TSR since our initial public offering on May 22, 1998, through December 31, 2010, our TSR also has exceeded both the S&P 500 Index and a peer group of solid waste companies over that same period of time. We believe this performance shows the value of our differentiated strategy of focusing mostly on secondary markets primarily in the Western and Southern U.S. Further, we believe that our performance-based executive compensation programs provide incentives that are aligned with the best interests of our stockholders and have facilitated the company’s performance.

We urge stockholders to read the “Compensation Discussion and Analysis” above, which describes in more detail how our NEO compensation policies and procedures operate and are designed to achieve our compensation objectives for our NEOs, as well as the Summary Compensation Table and related compensation tables and narrative above, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has supported and contributed to the company’s success.

We are asking stockholders to approve the following advisory resolution at our 2011 Annual Meeting of Stockholders:

RESOLVED, that the stockholders of Waste Connections, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our NEO compensation program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 5 — ADVISORY VOTE ON HOLDING FUTURE SAY ON PAY VOTES EVERY ONE, TWO OR THREE YEARS (SAY WHEN ON PAY)

We will provide an advisory vote on the company’s named executive officer compensation at least once every three years. Pursuant to recently adopted Section 14A of the Exchange Act, in this Proposal we are asking stockholders to vote on whether future advisory votes on NEO compensation should occur every year, every two years or every three years.

After careful consideration, the Board of Directors recommends that future advisory votes on NEO compensation occur every three years (triennially). We believe that this frequency is appropriate for a number of reasons, including:

•	Our compensation program does not change significantly from year to year and has contributed to superior total shareholder returns;

•	Our compensation programs are designed to balance near-term performance improvement with sustainable long-term value creation and to reward and incentivize long-term performance;

•	Our compensation program does not promote excessive risk-taking; and

•	A longer frequency is consistent with long-term compensation objectives.

For the foregoing reasons, we encourage our stockholders to evaluate our NEO compensation program over a multi-year period. We believe that a triennial advisory vote on NEO compensation reflects the appropriate time frame for our Compensation Committee and the Board of Directors to evaluate the results of the most recent advisory vote on NEO compensation, to discuss the implications of that vote with stockholders to the extent needed, to develop and implement any adjustments to our NEO compensation program that may be appropriate in light of a past advisory vote on NEO compensation, and for stockholders to see and evaluate the Compensation Committee’s actions in context. In this regard, because the advisory vote on NEO compensation occurs after we have already implemented our NEO compensation program for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, we expect that in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on NEO compensation by the time of the following year’s annual meeting of stockholders.

The Board of Directors is aware of and took into account views that some have expressed in support of conducting an annual advisory vote on NEO compensation. We are aware that some stockholders believe that annual advisory votes will enhance or reinforce accountability, and we view the advisory vote on NEO compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on the company’s NEO compensation program. In addition, because our NEO compensation program has typically not changed materially from year-to-year and is designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on NEO compensation could lead to a near-term perspective inappropriately bearing on our NEO compensation program. Finally, although we believe that holding an advisory vote on NEO compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on NEO compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on NEO compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a different frequency.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO SELECT EVERY “THREE YEARS” ON THE PROPOSAL TO CONDUCT FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports on Forms 3, 4 and 5, and amendments to those reports, furnished to us during and with respect to fiscal year 2010 pursuant to Section 16 of the Exchange Act, and written representations from the executive officers and directors that no other reports were required, we believe that no executive officers, directors or beneficial owners of more than ten percent of a registered class of our equity securities were late in filing such reports during 2010, with the following exceptions: Mr. Richard K. Wojahn filed one late report on Form 4 for the sale of shares in March 2010; and Mr. Scott I. Schreiber filed one late report on Form 4 for the sale of shares in November 2010.

Stockholder Proposals for 2012 Annual Meeting of Stockholders

To be considered for inclusion in next year’s proxy materials, stockholder proposals must be in writing and be received by the Secretary of Waste Connections, at the address set forth on the first page of this proxy statement, no later than the close of business (California time) on December 9, 2011. Stockholder proposals to be presented at the company’s 2012 Annual Meeting of Stockholders will be considered untimely, within the meaning of our Bylaws, unless received not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Annual Report to Stockholders and Form 10-K

Our Annual Report on Form 10-K for the fiscal year 2010 filed with the SEC, and the exhibits filed with it, are available on the company’s web site at www.wasteconnections.com. Upon request by any stockholder to the company’s Secretary at the company’s address listed on the first page of this proxy statement, a copy of our 2010 Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to our 2010 Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits.

Other Business

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. It is important that the proxies are submitted promptly and that your shares are represented. You are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or submit your proxy pursuant to instructions you receive from your bank or broker, by using the Internet or your telephone.

By Order of the Board of Directors,

Patrick J. Shea
Secretary

April 5, 2011

Directions to Waste Connections, Inc. Corporate Headquarters
2295 Iron Point Road, Suite 200, Folsom, CA • (916) 608-8200

to Reno
to Airport
I-80
to SF
Folsom
Oak Avenue Parkway
Broadstone Parkway
Iron Point Road
Prairie City Road
Rowberry
2295
East Bidwell Road
Hwy 50
Sacramento
I-5 & Hwy 99
Bus 80
Folsom
to SF
to So. Lake Tahoe
I-80
Hwy 50
N
(Map Not To Scale)
W
E
S
Hwy 99
I-5
to Fresno
to LA

Directions from Sacramento International Airport (~ 38 miles):
- I-5 South to **Hwy 50 East** (to South Lake Tahoe)
- Proceed East on Hwy 50 to **East Bidwell Road exit**
- Turn left at exit signal onto East Bidwell Road, proceed North to **Iron Point Road**
- Turn left onto Iron Point Road, proceed West for ~ 1 mile, past Broadstone Parkway
- Turn left onto 1st driveway leading to **2295 Iron Point Road**

Directions from I-80 (San Francisco):
- I-80 East to Bus 80 East to Hwy 50 East (to South Lake Tahoe)
- Then follow rest of Airport directions, above

Directions from I-80 (Reno) or Business 80 (north end):
- I-80 West to I-5 South, or Bus 80 West to Hwy 50 East (to South Lake Tahoe)
- Then follow rest of Airport directions, above

Directions from I-5 or Hwy 99 (south end):
- I-5 or Hwy 99 North to Hwy 50 East (to South Lake Tahoe)
- Then follow rest of Airport directions, above

PROXY
WASTE CONNECTIONS, INC.
ANNUAL MEETING OF STOCKHOLDERS
Friday, May 20, 2011
10:00 A.M., California Time
WASTE CONNECTIONS, INC.
2295 Iron Point Road, Suite 200
Folsom, California 95630

Waste Connections, Inc.	Proxy
2295 Iron Point Road, Suite 200
Folsom, California 95630

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 20, 2011.
The undersigned holder of Common Stock of Waste Connections, Inc. (“WCI”) acknowledges receipt of WCI’s Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 5, 2011, and Annual Report to Stockholders for the fiscal year 2010. The undersigned revokes all prior proxies and appoints Ronald J. Mittelstaedt and Worthing F. Jackman, and each of them, individually and with full powers of substitution and resubstitution, proxies for the undersigned to vote all shares of WCI Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Friday, May 20, 2011, at 10:00 a.m., California time, at WCI’s corporate headquarters, 2295 Iron Point Road, Suite 200, Folsom, California 95630, and any adjournment thereof, as designated on the reverse side of this Proxy Card.
THIS PROXY WILL BE VOTED ACCORDING TO THE SPECIFICATIONS YOU MAKE ON THE REVERSE SIDE. IF YOU DO NOT MAKE SPECIFICATIONS ON THE REVERSE SIDE BUT YOU DO SIGN AND DATE THIS PROXY CARD, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND FOR THREE YEARS IN CONNECTION WITH PROPOSAL 5, EACH OF WHICH IS REFERRED TO ON THE REVERSE SIDE. IN EITHER CASE, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 4, and FOR Three Years for Proposal 5.

1.	Election of Directors – Robert H. Davis.

	☐ For	☐ Against	☐ Abstain

2.	Approval of the proposal to amend the Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 150,000,000 to 250,000,000 shares.

	☐ For	☐ Against	☐ Abstain

3. Ratification of the appointment of PricewaterhouseCoopers LLP as WCI’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

	☐ For	☐ Against	☐ Abstain

4. Approval on a non-binding, advisory basis of the compensation of our named executive officers as disclosed in the proxy statement (“say on pay”).

	☐ For	☐ Against	☐ Abstain

5.	Approval on a non-binding, advisory basis of holding future say on pay votes every one, two or three years.

	☐ Three Years	☐ Two Years	☐ One Year	☐ Abstain
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND FOR THREE YEARS IN CONNECTION WITH PROPOSAL 5.
Address Change? Mark Box       ☐ Indicate changes below:
If you plan to attend the Annual Meeting of Stockholders, please mark the following box.       ☐
Date: _________________________, 2011

Signature(s) in Box
Please sign exactly as your name(s) appears on the proxy. If the shares of common stock represented by the proxy are held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.